UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

OMB APPROVAL
OMB Number: 3235-0059
Expires: January 31, 2008
Estimated average burden
hours per response 14

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CSX CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

March 24, 2010

Dear Shareholder:

On behalf of the Board of Directors and the management of CSX Corporation, I invite you to attend the 2010 Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held at 10:00 a.m. (EDT) on Wednesday, May 5, 2010 at The Rittenhouse Hotel, 210 West Rittenhouse Square, Philadelphia, Pennsylvania.

We have elected to again provide electronic access to our proxy materials under the Securities and Exchange Commission’s “notice and access” rules. We believe that providing Internet access to our proxy materials increases the ability of our shareholders to review important Company information, while reducing the environmental impact of our Annual Meeting. If you want more information regarding electronic access or the CSX Annual Meeting, please see the “Questions and Answers” section of this Proxy Statement or visit the “Annual Shareholders Meeting” section of our Investor Relations website.

Your vote is important. We hope you will vote as soon as possible regardless of whether you plan to attend the Annual Meeting. You may vote over the Internet, as well as by telephone or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card. Please review the instructions on each of your voting options described in this Proxy Statement as well as in the Notice you received in the mail or via email.

We look forward to seeing you at the Annual Meeting.

Michael Ward

Chairman of the Board, President

and Chief Executive Officer

Notice of Annual Meeting of Shareholders

Jacksonville, Florida

March 24, 2010

To Our Shareholders:

The Annual Meeting of Shareholders of CSX Corporation (the “Annual Meeting”) will be held at 10:00 a.m. (EDT) on Wednesday, May 5, 2010 at The Rittenhouse Hotel, 210 West Rittenhouse Square, Philadelphia, Pennsylvania, for the purpose of considering and acting upon the following matters:

•	The election of eleven directors;

•	The ratification of the appointment of Ernst & Young LLP as the Independent Registered Public Accounting Firm for 2010;

•	The approval of the 2010 CSX Stock and Incentive Award Plan (“2010 Stock Plan”); and

•	The consideration of such other matters as may properly come before the Annual Meeting.

The above matters are described in detail in the proxy statement (the “Proxy Statement”). You are urged, after reading the Proxy Statement, to vote your shares by proxy using one of the following methods: (i) vote by telephone or via the Internet using the instructions on your proxy card; or (ii) if you requested to receive printed proxy materials, complete, sign, date and return your proxy card in the postage-paid envelope provided.

Only shareholders of record at the close of business on March 5, 2010 will be entitled to vote, either by proxy or by ballot. The Notice of Internet Availability of Proxy Materials (the “Notice”) is being mailed to those shareholders on or about March 24, 2010.

By Order of the Board of Directors

Ellen M. Fitzsimmons
Senior Vice President-Law and Public Affairs and Corporate Secretary

i

Proxy Statement for 2010 Annual Meeting of Shareholders

About the Annual Meeting

What is the purpose of the Annual Meeting of Shareholders?

At our Annual Meeting, shareholders will act upon the matters outlined in the Notice of Meeting above, including the election of eleven directors named in this Proxy Statement, ratification of the selection of the Independent Registered Public Accounting Firm (the “Independent Auditors”) of CSX Corporation (the “Company” or “CSX”) and the consideration of the 2010 Stock Plan.

Where will the Meeting be held?

The Annual Meeting will be held at 10:00 a.m. (EDT) on Wednesday, May 5, 2010 at The Rittenhouse Hotel, 210 West Rittenhouse Square, Philadelphia, Pennsylvania. The facility is accessible to persons with disabilities. If you have a disability, we can provide reasonable assistance to help you participate in the Annual Meeting upon request. If you would like to obtain directions to be able to attend the Annual Meeting and vote in person, you can write to us at CSX Corporation, Office of the Corporate Secretary, 500 Water Street, C160, Jacksonville, FL 32202 or call us at (904) 366-4242.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), we may furnish proxy materials, including this Proxy Statement and our 2009 Annual Report, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which was mailed to most of our shareholders, instructs you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

How do I get electronic access to the proxy materials?

The Notice provides you with instructions how to:

•	View our proxy materials for the Annual Meeting on the Internet; and

•	Instruct CSX to send future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of the printing and mailing of these materials on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until terminated.

Who is soliciting my vote?

The Board of Directors of CSX (the “Board”) is soliciting your vote on matters being submitted for shareholder approval at the Annual Meeting.

Who is entitled to vote?

Only shareholders of record at the close of business on March 5, 2010 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof. On March 5, 2010, there were issued and outstanding 389,135,130 shares of common stock, the only outstanding class of voting securities of the Company.

A list of shareholders entitled to vote at the Annual Meeting will be available for examination at CSX Corporation, 500 Water Street, Jacksonville, FL 32202 for ten days before the Annual Meeting and at the Annual Meeting.

What will I be voting on?

At the Annual Meeting, shareholders will vote on:

•	Election of the eleven directors named in this Proxy Statement;

•	Ratification of the appointment of Ernst & Young LLP as CSX’s Independent Registered Public Accounting Firm for 2010;

•	Approval of the 2010 CSX Stock and Incentive Award Plan; and

•	Such other matters as may properly come before the Annual Meeting.

How many votes do I have?

You will have one vote for every share of CSX common stock you owned at the close of business on the Record Date.

How many shares must be present to hold the Annual Meeting?

The Company’s bylaws provide that a majority of the outstanding shares of stock entitled to vote constitutes a quorum at any meeting of shareholders. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for the transaction of all business. Abstentions, withheld votes (with respect to the election of directors) and shares held of record by a broker or its nominee that are voted on any matter are included in determining the number of votes present. Broker shares that are not voted on any matter at the Annual Meeting will not be included in determining whether a quorum is present.

Your vote is important—we urge you to vote by proxy even if you plan to attend the Annual Meeting.

What are the vote requirements for each proposal?

Election of Directors. The Company’s state of incorporation is Virginia. As permitted under Virginia law and the Company’s bylaws, in an uncontested election, directors are elected by a majority of votes cast by the shares entitled to vote at a meeting at which a quorum is present. In accordance with the Company’s Corporate Governance Guidelines, in an uncontested election, any incumbent Director nominated for re-election as a Director who is not re-elected in accordance with the Company’s bylaws shall promptly tender his or her resignation following certification of the shareholder vote. For more information on the procedures in these circumstances, see “Principles of Corporate Governance” below.

2010 Stock Plan. The approval of the 2010 Stock Plan requires the affirmative vote of a majority of votes cast on this proposal; provided that the total vote cast on the proposal constitutes a majority of shares entitled to vote on the proposal.

Other Proposals. For all other proposals, including the ratification of the appointment of the Independent Registered Public Accounting Firm, the proposal will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal.

Except as noted below with respect to the proposal to approve the 2010 Stock Plan, abstentions, withheld votes (with respect to the election of directors) and broker “non-votes” are not considered votes cast “for” or “against” any proposal and will have no effect on the outcome of any vote.

Under applicable New York Stock Exchange (“NYSE”) requirements, broker non-votes are treated as shares entitled to vote on the 2010 Stock Plan, so they will count for purposes of determining whether the total votes cast on the 2010 Stock Plan constitute a majority of the shares of common stock entitled to vote on the proposal. If the total votes cast on the 2010 Stock Plan constitute a majority of the shares of common stock entitled to vote on the proposal, broker non-votes will not have any effect on the approval of the 2010 Stock Plan. Abstentions will be treated as votes cast on this proposal and have the same effect as a vote against the proposal to approve the 2010 Stock Plan.

How do I vote?

You can vote either in person at the Annual Meeting or by proxy without attending the Annual Meeting. The shares represented by a properly executed proxy will be voted as you direct.

To vote by proxy, you must do one of the following:

Vote by Telephone. You can vote your shares by telephone 24 hours a day by calling the toll-free number listed in the Notice on a touch-tone telephone. Easy-to-follow voice prompts enable you to vote your shares and confirm that your instructions have been properly recorded. If you are a beneficial owner, or you hold your shares in “street name,” please check your voting instruction card or contact your bank, broker or nominee to determine whether you will be able to vote by telephone.

Vote by Internet. You can also vote via the Internet by following the instructions in the Notice. The website address for Internet voting is indicated in the Notice. Internet voting is also available 24 hours a day. If you are a beneficial owner, or you hold your shares in “street name,” please check your voting instruction card or contact your bank, broker or nominee to determine whether you will be able to vote via the Internet.

Vote by Mail. If you requested printed proxy materials and choose to vote by mail, complete, sign, date and return your proxy card in the postage-paid envelope provided. Please promptly mail your proxy card to ensure that it is received prior to the Annual Meeting.

If you want to vote in person at the Annual Meeting, and you hold your CSX stock in “street name” (that is, through a bank or broker), you must obtain a proxy from your bank or broker and bring that proxy to the Annual Meeting.

Can I change my vote?

Yes. A proxy may be revoked by a shareholder any time before it is voted by written notice delivered to CSX Corporation, Office of the Corporate Secretary, 500 Water Street, C160, Jacksonville, FL 32202, by timely receipt of a later-dated signed proxy card, by a later vote via the Internet or by telephone, or by voting by ballot at the Annual Meeting.

Will my shares be voted if I do not provide instructions to my broker?

If you are the beneficial owner of shares held in “street name” by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, the broker will be entitled to vote the shares with respect to “discretionary” items but will not be permitted to vote the shares with respect to “non-discretionary” items (those shares are treated as “broker non-votes”).

The proposal to ratify the appointment of Ernst & Young LLP as CSX’s Independent Registered Public Accounting Firm for 2010 is considered a discretionary item for which a broker will have discretionary voting power if you do not give instructions with respect to this proposal. In a change from prior years, as a result of amendments to the NYSE rules, the proposal to elect directors is a non-routine matter for which a broker will not have discretionary voting power and for which specific instructions from beneficial owners are required. Furthermore, the proposal to approve the 2010 Stock Plan is a non-routine matter for which specific instructions from beneficial owners are required. As a result, a broker will not be allowed to vote on the election of directors or the proposal to approve the 2010 Stock Plan on behalf of its beneficial owner customers if the customers do not return specific voting instructions.

What happens if I return my proxy card but do not give voting instructions?

If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board. The Board recommends a vote FOR the election of the eleven director nominees named in this Proxy Statement, FOR Item 2, the ratification of the appointment of Ernst & Young LLP as CSX’s Independent Registered Public Accounting Firm for 2010, and FOR Item 3, approval of the 2010 Stock Plan.

What happens if other matters are voted on at the Annual Meeting?

If any other matters are properly presented at the Annual Meeting for consideration, the persons named as proxies in the enclosed proxy card will have discretion to vote on those matters for you. On the date we filed this Proxy Statement with the SEC, the Board did not know of any other matter to be raised at the Annual Meeting.

How are votes counted?

Votes are counted by the inspector of elections appointed by the Company.

What is the deadline for consideration of shareholder proposals for the 2011 Annual Meeting of Shareholders?

A shareholder who wants to submit a proposal to be included in the proxy statement for the 2011 Annual Meeting of Shareholders (the “2011 Meeting”) must send it to CSX Corporation, Office of the Corporate Secretary, 500 Water Street, C160, Jacksonville, FL, 32202, so that it is received on or before November 24, 2010 unless the date of 2011 Meeting is changed by more than 30 days from May 5, 2011, in which case the proposal must be received a reasonable time before the Company begins to print and send its proxy materials for the 2011 Meeting.

A shareholder who wants to submit a proposal that will not be in the proxy statement but will be considered at the 2011 Meeting, pursuant to our bylaws, must send it to the principal executive offices of CSX so that it is received not earlier than the close of business on January 11, 2011, nor later than the close of business on February 10, 2011 unless the date of the 2011 Meeting is more than 30 days before or more than 70 days after May 5, 2011, in which case the proposal must be received not earlier than the 120th day prior to the date of the 2011 Meeting and not later than the close of business on the later of the 90th day prior to the date of the 2011 Meeting and the 10th day following the day on which the Company first publicly announces the date of the 2011 Meeting.

Does the Board consider director nominees recommended by shareholders?

Yes, the Governance Committee of the Board will review recommendations as to possible nominees received from shareholders and other qualified sources. Shareholder recommendations should be in writing addressed to the Chair of the Governance Committee, CSX Corporation, 500 Water Street, Jacksonville, FL 32202, and should include a statement about the qualifications and experience of the proposed nominee, as discussed further below in Item  1: Election of Directors, Committees of the Board, Governance Committee.

What happens if the Annual Meeting is postponed or adjourned?

Unless the polls have closed, your proxy will still be in effect and may be voted at the reconvened meeting. You will still be able to change or revoke your proxy with respect to any item until the polls have closed for voting on such item.

Do I need a ticket to attend the Annual Meeting?

Yes, you will be issued an admission ticket at the Shareholder Registration Desk at the Annual Meeting. If you hold shares in your name, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares through a bank or broker, you will need proof of ownership, such as a recent account statement or letter from your bank or broker, along with proper identification.

How can I find CSX’s proxy materials and annual report on the Internet?

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 5, 2010. This Proxy Statement and the 2009 Annual Report are available on the Company’s Internet website (www.csx.com).

Item 1: Election of Directors

Eleven directors are to be elected to hold office until the next Annual Meeting of Shareholders is held and their successors are elected. Unless otherwise specified, the proxy holders will cast votes, FOR the election of the nominees named below. Each of the nominees named below is a current director standing for re-election and each was elected at the Company’s 2009 Annual Meeting of Shareholders.

As of the date of this Proxy Statement, the Board has no reason to believe that any of the nominees named will be unable or unwilling to serve. There are no family relationships among any of these nominees or among any of these nominees and any executive officer, nor is there any arrangement or understanding between any nominee and any other person pursuant to which the nominee was selected.

Although the Company does not have a formal diversity policy, the Board, as a group, is expected to represent a broad diversity of backgrounds and experience in business matters and to be able to assess and evaluate the role and policies of the Company in the face of changing conditions in the economy, regulatory environment and customer expectations. Nominees for Board membership are expected to be prominent individuals who demonstrate leadership ability and possess outstanding integrity, values and judgment. Directors and nominees must be willing to devote the substantial time required to carry out the duties and responsibilities of directors. In addition, each Board member is expected to represent the broad interests of the Company and its shareholders as a group, and not any particular constituency.

The Company believes that each of the director nominees adds to the overall diversity of the CSX Board of Directors. The director nominees bring a wide range of experience and expertise in management, railroad operations, financial markets, and public policy. In addition, several of the director nominees are able to provide valuable perspective into the political and regulatory environments, as well as certain key markets such as coal and construction.

Information regarding each Board nominee follows. Each nominee has consented to being named in this Proxy Statement and to serve if elected.

THE BOARD RECOMMENDS A VOTE FOR THE FOLLOWING NOMINEES.

Donna M. Alvarado, 61, has served as a CSX director since September 2006. Ms. Alvarado is the founder and current President of Aguila International, a business-consulting firm.

Previously, Ms. Alvarado served as President and CEO of a global educational publishing company and has served on corporate boards in the manufacturing, banking, transportation, and services industries. During the past five years, she has also led state and national workforce policy boards. Ms. Alvarado currently serves on the Board of Directors of Corrections Corporation of America and as immediate past Chairwoman of the Ohio Board of Regents.

Early in her career, following executive and legislative staff appointments at the U.S. Department of Defense and in the U.S. Congress, Ms. Alvarado was named by President Ronald Reagan to lead the federal agency ACTION, the nation’s premier agency for civic engagement and volunteerism.

As a result of her experience in the public and private sector, Ms. Alvarado brings to the CSX Board significant workforce planning expertise, as evidenced by her previous high-level government appointments and which is complemented by her role with the Ohio Board of Regents.

Alexandre Behring, 43, joined the CSX Board of Directors in July 2008. He is the Managing Director of 3G Capital Partners Ltd., a private investment firm, which he joined in 2005.

Previously, Mr. Behring spent 10 years at GP Investments, Latin America’s largest private-equity firm, including eight years as a partner and member of the firm’s Investment Committee. In addition to his extensive financial experience, Mr. Behring brings substantial railroad operating experience to the CSX Board. He served for seven years, from 1998 through 2004, as CEO of America Latina Logistica (“ALL”), Latin America’s largest independent railroad and logistics company. He continues to serve as a director of ALL and is a member of the Board’s Management Committee. Mr. Behring also serves as an alternate director for Lojas Americanas S.A., a retail chain operator based in Brazil.

Senator John B. Breaux, 66, has served as a director of CSX since shortly after his retirement from the U.S. Senate in 2005. Senator Breaux held numerous leadership positions during his 14 years in the U.S. House of Representatives and 18-year tenure in the U.S. Senate, where he served on the House Public Works and Transportation Committee, the Senate Finance Committee, and the Senate Commerce Committee. Senator Breaux also founded the Centrist Coalition of Senate Democrats and Republicans and served as chairman of the Democratic Leadership Council. He brings extensive public policy and regulatory experience to the CSX Board at a time when Congress is considering additional legislation that could have a material effect on railroad operations.

From 2005 through 2007, Senator Breaux served as Senior Counsel at Patton Boggs LLP. Currently, Senator Breaux is a partner in the Breaux-Lott Leadership Group, a private consulting firm in Washington, DC. He also serves as a director of LHC Group, Inc.

Steven T. Halverson, 55, has served as a director of CSX since September 2006. Mr. Halverson is the Chief Executive Officer of The Haskell Company, one of the largest design and construction firms in the United States. Prior to joining The Haskell Company in 1999, Mr. Halverson served as a Senior Vice President of M.A. Mortenson, a national construction firm.

Mr. Halverson also serves as a director for PSS World Medical, Inc., ACIG Insurance Co., the Florida Council of 100 (chair-elect), the Florida Chamber of Commerce (chair) and the National Center for Construction Education and Research. Mr. Halverson is also a St. John’s University regent.

Through his roles with key organizations in the state of Florida, Mr. Halverson provides broad leadership capabilities to the CSX Board. He also provides insight and perspective on the economy in general and the construction industry in particular.

Edward J. Kelly, III, 56, has served as a director of CSX since July 2002. Mr. Kelly is currently Vice Chairman of Citigroup, Inc. He has previously served as Chief Financial Officer and Head of Global Banking at Citigroup, Inc., as well as Chief Executive Officer of Citi Alternative Investments, an integrated alternative investments platform within Citigroup, Inc.

Mr. Kelly previously served as a Managing Director at The Carlyle Group and Vice Chairman of The PNC Financial Services Group, Inc. following PNC’s acquisition of Mercantile Bankshares Corporation in March 2007. At Mercantile, Mr. Kelly held the offices of Chairman, Chief Executive Officer and President from March 2003 until March 2007, and was Chief Executive Officer and President from March 2001 to March 2003. Before joining Mercantile, Mr. Kelly served as Managing Director and co-head of Investment Banking Client Management at J.P. Morgan Chase and Managing Director and Head of Global Financial Institutions at J.P. Morgan. Previously, Mr. Kelly was a partner at the law firm of Davis Polk & Wardwell, where he specialized in matters related to financial institutions. Early in his career, Mr. Kelly served as a law clerk to Supreme Court Justice William J. Brennan, Jr. and U.S. Court of Appeals Judge Clement F. Haynsworth, Jr.

Mr. Kelly also serves on the Board of Directors of The Hartford Financial Services Group, and within the past five years has served on the boards of directors for The Hershey Company, Paris RE Holdings, AXIS Capital Holdings, Constellation Energy Group and CIT Group, Inc. As an executive in the banking industry, Mr. Kelly brings extensive financial and regulatory experience to the CSX Board of Directors. He is able to bring important perspective on the global financial markets.

Gilbert Lamphere, 57, joined the CSX Board of Directors in July 2008. He is the Managing Director of Lamphere Capital Management, a private investment firm which he founded in 1998.

Mr. Lamphere brings broad railroad experience to the CSX Board as he has previously served as a director of Canadian National Railway, Chairman of Illinois Central Railroad before its sale to Canadian National in 1998, and a director of Florida East Coast Industries. Mr. Lamphere is also a general partner of Health Care 250, a healthcare investment fund. He has served as a director of nine other public companies, including Carlyle Industries, Inc., Cleveland-Cliffs Inc., R. P. Scherer Corporation, Global Natural Resources Corporation and Recognition International, Inc. Earlier in his career, Mr. Lamphere was Vice President of Mergers & Acquisitions at Morgan Stanley.

John D. McPherson, 63, joined the CSX Board of Directors in July 2008. He served as President and COO of Florida East Coast Railway, a wholly-owned subsidiary of Florida East Coast Industries, Inc., from 1999 until his retirement in 2007. From 1993-1998, Mr. McPherson served as Senior Vice President – Operations, and from 1998-1999, he served as President and CEO of the Illinois Central Railroad. Prior to joining the Illinois Central Railroad, Mr. McPherson served in various capacities at Santa Fe Railroad for 25 years. As a result of his extensive career in the rail industry, Mr. McPherson serves as an expert in railroad operations.

From 1997-2007, Mr. McPherson served as a member of the Board of Directors of TTX Company, a railcar provider and freight car management services joint venture of North American railroads.

Timothy T. O’Toole, 54, joined the CSX Board of Directors in September 2008. Mr. O’Toole served as the Managing Director of the London Underground from 2003 through April 2009, where he was responsible for operating and rebuilding the Tube, the world’s oldest metropolitan railway. Mr. O’Toole brings to the CSX Board over 25 years of railroad industry experience. He also provides invaluable operational experience in crisis management evidenced by his impressive leadership following a terror attack on the London Underground in 2005.

Previously, he served as President and Chief Executive Officer of Conrail from 1998 to 2001. During his more than 20 years at Conrail, he served in various senior management roles, including Senior Vice President of Law and Government Affairs, Senior Vice President of Finance and Chief Financial Officer, Vice President and Treasurer, and Vice President and General Counsel. Mr. O’Toole also serves as a member of the board of FirstGroup plc, a publicly-traded company on the London Stock Exchange that primarily provides rail and bus passenger service.

David M. Ratcliffe, 61, has served as a director of CSX since January 2003. He has been Chairman, President and Chief Executive Officer of Southern Company, one of America’s largest producers of electricity, since 2004. From 1999 until 2004, Mr. Ratcliffe was President and CEO of Georgia Power, Southern Company’s largest subsidiary. Prior to becoming President and CEO of Georgia Power in 1999, Mr. Ratcliffe served as Executive Vice President, Treasurer and Chief Financial Officer.

Mr. Ratcliffe also serves as a member of the boards of various organizations, including GRA Venture Fund, LLC, Edison Electric Institute, Nuclear Energy Institute, Georgia Chamber of Commerce, Metro Atlanta Chamber of Commerce, Georgia Research Alliance, Georgia Partnership for Excellence in Education, National Center for Civil and Human Rights and the Woodruff Arts Center.

As Chairman, President and Chief Executive Officer of Southern Company, Mr. Ratcliffe participates in a heavily regulated industry with operations in substantial portions of our service territory. Through this experience, he provides expertise in an ever-changing regulatory environment, which includes important public policy implications such as climate change legislation.

Donald J. Shepard, 63, has served as a director of CSX since January 2003. In 2008, Mr. Shepard retired as Chairman of the Executive Board and Chief Executive Officer of AEGON N.V., one of the world’s largest life insurance and pension companies.

He currently serves as a member of the boards of directors of The PNC Financial Services Group, Inc. (“PNC”) and The Travelers Companies, Inc. Mr. Shepard was also a director of Mercantile Bankshares Corporation until 2007, when the company was acquired by PNC. He is also Immediate Past Chairman of the U.S. Chamber of Commerce, a director of the Financial Services Roundtable and Chairman of AEGON U.S. Holding Corporation, a subsidiary of AEGON N.V. In addition, he is a trustee of Johns Hopkins Medicine and Johns Hopkins University.

Through his executive positions with AEGON, Mr. Shepard brings financial and risk management expertise to the CSX Board. Through his leadership role with the U.S. Chamber of Commerce, Mr. Shepard also brings significant insight into developing business trends and opportunities.

Michael J. Ward, 59, is a thirty-two year veteran of the Company and has served as Chairman, President and Chief Executive Officer since January 2003. Mr. Ward’s career with the Company has included key executive positions in nearly all aspects of the Company’s business, including sales and marketing, operations, and finance.

Mr. Ward serves on the boards of directors of Ashland Inc., the Association of American Railroads and the American Coalition for Clean Coal Electricity.

RECOMMENDATION OF THE BOARD

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE ELEVEN NOMINEES AS DIRECTORS.

What if a nominee is unable to serve as director?

If any of the nominees named above is not available to serve as a director at the time of the Annual Meeting (an event which the Board does not now anticipate), the proxies will be voted for the election as director of such other person or persons as the Board may designate, unless the Board, in its discretion, reduces the number of directors.

Director Independence

The Board annually evaluates the independence of each of its directors and, acting through its Governance Committee, the performance of each of its directors. The Board has determined that nine of the eleven nominees for election as directors are independent under the listing standards of the NYSE. In making this determination, the Board considered the NYSE listing standards, as well as transactions or relationships, if any, between each director, director nominee or his or her immediate family and the Company or its subsidiaries. The purpose of this review was to determine whether any such relationships or transactions were material and thus inconsistent with a determination that the director or nominee is independent.

During its deliberations, the Board specifically considered the Company’s relationship with Southern Company, a producer and provider of electric power. Mr. Ratcliffe, a director and a nominee, currently is the Chairman of the Board, President and Chief Executive Officer of Southern Company. CSX Transportation, a wholly-owned subsidiary of CSX, delivers coal to generating plants operated by subsidiaries of Southern Company. Revenue received from Southern Company in 2009 exceeded the thresholds set forth in the NYSE listing standards regarding director independence.

As a result of these reviews, the Board affirmatively determined that each of the director nominees, other than Messrs. Ratcliffe and Ward, is independent under the NYSE listing standards.

Principles of Corporate Governance

The Board is committed to corporate governance principles and practices that facilitate the fulfillment of its fiduciary duties to shareholders and to the Company. The Board has adopted Corporate Governance Guidelines that reflect the high standards that employees, investors, customers, suppliers and others can and should expect. Key corporate governance principles observed by the Board and the Company include:

•	Nomination of a slate of directors for election to the Company’s Board, a substantial majority of which is independent, as that term is defined in applicable laws and NYSE listing standards;

•	Establishment of qualification guidelines for director candidates and review of each director’s performance and continuing qualification for Board membership;

•	The requirement that the Governance, Compensation and Audit Committees be comprised solely of independent directors;

•	Authority for the Governance, Compensation and Audit Committees to retain outside, independent advisors and consultants when appropriate;

•

Adoption of a Code of Ethics, which meets applicable rules and regulations and covers all directors, officers and employees of CSX, including the Company’s Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and Controller;

•

Adoption of a Policy Regarding Shareholder Rights Plans, establishing parameters around the adoption of any future shareholder rights plan, including the expiration of any such plan within one year of adoption if the plan does not receive shareholder approval or ratification; and

•

Adoption of a Policy Regarding Shareholder Approval of Severance Agreements, requiring shareholder approval of certain future severance agreements with senior executives that provide for benefits in an amount exceeding a threshold set forth in the Policy.

CSX’s Corporate Governance Guidelines, Code of Ethics, the charters of each standing committee, and policies adopted by the Board are available on the Company’s Internet website at http://investors.csx.com under the heading “Corporate Governance”. Shareholders may also request a free copy of any of these documents by writing to CSX Corporation, Office of the Corporate Secretary, 500 Water Street, C160, Jacksonville, FL 32202. Any waivers of or changes to the Code of Ethics that apply to our directors or executive officers will be disclosed on CSX’s Internet website (www.csx.com). There were no waivers to the Code of Ethics in 2009.

Shareholders who wish to communicate with the Board generally, or with a particular director, may forward appropriate correspondence to CSX Corporation, Office of the Corporate Secretary, 500 Water Street, C160, Jacksonville, FL 32202. Pursuant to procedures established by the non-management directors of the Board, the Office of the Corporate Secretary will forward appropriate correspondence to the Board or a particular director. Appropriate correspondence generally includes any legitimate, non-harassing inquiries or statements. Interested parties who wish to communicate with the Presiding Director or non-management directors may forward correspondence to CSX Corporation, the Presiding Director, CSX Board of Directors, 500 Water Street, C160, Jacksonville, FL 32202.

Board of Directors Role of Risk Oversight

The Board of Directors has oversight responsibility with respect to the Company’s risk management processes. This includes understanding the Company’s philosophy and strategy towards risk management and mitigation. Management reports periodically to the Board of Directors and to specific committees on current risks and the Company’s approach to avoiding and mitigating risk exposure. The Board reviews in detail the Company’s most significant risks and whether management is responding consistently within the Company’s overall risk management and mitigation strategy.

The Audit Committee is primarily responsible for overseeing the process by which risks are managed. This includes determining that management has established effective risk management practices to identify, assess, and manage the organization’s most significant risk exposures. Management routinely reports to the Audit Committee on risk management processes and the risk identification and evaluation results. The Company has also established an internal Risk Oversight Committee that reviews the Company’s risk profile and provides a methodology and framework for risk management and mitigation processes.

Transactions with Related Persons and Other Matters

CSX operates under a Code of Ethics that requires all employees, officers, and directors, without exception, to avoid engaging in activities or relationships that conflict, or would be perceived to conflict, with the Company’s interests or adversely affect its reputation. It is understood, however, that certain relationships or transactions may arise that would be deemed acceptable and appropriate upon full disclosure of the transaction, following review to ensure there is a legitimate business reason for the transaction and that the terms of the transaction are no less favorable to CSX than could be obtained from an unrelated person. The Audit Committee is responsible for review and oversight of all transactions with related persons. CSX has not adopted written procedures for reviewing related person transactions, but generally follows the procedures described below.

A “Related Person Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which CSX (including any of its subsidiaries) was, is or will be a participant, the amount involved exceeds $120,000 in any fiscal year, and in which any Related Person had, has, or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).

CSX considers a “Related Person” to be: (i) any person who is, or at any time since the beginning of the last fiscal year was, a director or executive officer or a nominee to become a director; (ii) any person who is known to be the beneficial owner of more than 5% of any class of CSX’s voting securities; (iii) any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

In an Order issued on June 11, 2008, the Federal District Court for the Southern District of New York in CSX Corporation v. The Children’s Investment Fund Management (UK) LLP et al., (i) held that the reporting group, including 3G Capital Partners Ltd., 3G Capital Partners, L.P., 3G Fund, L.P. and Mr. Behring, failed timely to file a Schedule 13D in connection with its formation under Section 13(d) of the Securities Exchange Act of 1934, as amended; and (ii) enjoined the reporting group from future violations of Section 13(d). The Court’s decision is on appeal.

On an annual basis in response to the annual Directors’ and Officers’ Questionnaire, each director and executive officer submits to the Corporate Secretary a description of any current or proposed Related Person Transactions. Any person nominated to stand for election as a director or appointed as a director or an executive officer submits the information described above in response to a Questionnaire prepared by the Corporate Secretary. Directors and executive officers are expected to notify the Corporate Secretary of any updates to the list of Related Person Transactions during the year. If Related Person Transactions are identified, those transactions are reviewed by the Audit Committee.

The Audit Committee will evaluate Related Person Transactions based on:

•	information provided by the Board during the required annual affirmation of independence;

•	applicable responses to the Directors’ and Officers’ Questionnaires submitted by the Company’s officers and directors and provided to the Audit Committee; and

•	any other applicable information provided by any director or officer of the Company.

In connection with the review of any Related Person Transaction, the Audit Committee will consider whether the transaction will be a conflict of interest or give the appearance of a conflict of interest. In the case of any Related Person Transaction involving an outside director or nominee for director, the Audit Committee will also consider whether the transaction will compromise the director’s status as an independent director as prescribed in the NYSE listing standards.

Board Leadership and Committee Structure

CSX combines the roles of Chairman and Chief Executive Officer, which is balanced through the appointment of an independent Presiding Director. The Board believes that combining the positions of Chairman and Chief Executive Officer provides clarity of leadership and is in the best interests of the Company and shareholders at this time. The Board believes that the use of a Presiding Director with carefully delineated duties provides appropriate independent oversight of management. Independent oversight has been further assured by having only one member of management on the Board. The non-management directors regularly meet alone in executive session at Board meetings.

The Presiding Director is an independent director selected annually by the Governance Committee. The duties of the presiding director include: (i) presiding at all meetings of the board at which the Chairman is not present; (ii) serving as liaison between the Chairman and the independent directors; (iii) approving information, meeting agendas and meeting schedules sent to the Board; (iv) calling meetings of independent directors when appropriate; (v) pre-clearing all transactions in CSX securities by a Director, the President and Chief Executive Officer, and the Senior Vice President-Law & Public Affairs and Corporate Secretary; and (vi) being available for direct communication with major shareholders as appropriate.

The CSX Board has six standing committees: the Audit Committee, the Compensation Committee, the Executive Committee, the Finance Committee, the Governance Committee, and the Operations and Public Affairs Committee. Each of these committees has a written charter approved by the Board, a copy of which can be found on the Company’s Internet website at http://investors.csx.com under the heading “Corporate Governance”.

As of the Record Date, the composition of the committees of the Board is as follows.

Director	Audit	Compensation	Executive	Finance	Governance	Operations and Public Affairs
Donna M. Alvarado	X	X
Alexandre Behring		X				X
John B. Breaux			X		X	Chair
Steven T. Halverson	X	Chair	X
Edward J. Kelly, III			X	X	Chair
Gilbert H. Lamphere		X				X
John D. McPherson				X		X
Timothy T. O’Toole	X				X
David M. Ratcliffe			X	Chair		X
Donald J. Shepard	Chair	X	X
Michael J. Ward			Chair

Meetings of the Board and Executive Sessions

During 2009, there were seven meetings of the Board. Each director nominee attended 75% or more of the meetings of the Board and the meetings of the committees on which he or she served.

The non-management directors meet alone in executive session at each Board meeting. These executive sessions are chaired by the Presiding Director. Mr. Kelly currently serves as the Presiding Director. In accordance with the CSX Corporate Governance Guidelines, the independent directors (when different than non-management directors) meet in executive session at least once a year.

While the Company does not have a formal policy regarding director attendance at Annual Meetings of Shareholders, the Company strongly encourages directors to attend absent an emergency.

Executive Committee

The Executive Committee meets only as needed and has authority to act for the Board on most matters during the intervals between Board meetings. The Executive Committee has six members, consisting of the Chairman of the Board and the chairs of each of the other five standing committees. The Committee did not meet in 2009. Pursuant to the Committee Charter, a notice of a meeting of the Executive Committee is required to be provided to all Board members.

Audit Committee

The primary functions of the Audit Committee include oversight of: (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the Independent Auditors’ qualifications and independence; (iv) the Company’s risk management processes; and (v) the performance of the Independent Auditors and the Company’s internal audit function.

The Audit Committee selects the Independent Auditors and submits its choice to the shareholders for ratification. The Audit Committee also approves compensation of the Company’s Independent Auditors, reviews the scope and methodology of the Independent Auditors’ proposed audits, reviews the Company’s financial statements, and monitors the Company’s internal control over financial reporting by, among other things, discussing certain aspects thereof with the Independent Auditors and management. The Audit Committee is responsible for the approval of all services performed by the Independent Auditors. The Chairman of the Audit Committee has the authority to approve all engagements that will cost less than $250,000 and, in such cases, will report any approvals to the full Audit Committee at the next scheduled meeting. All engagements expected to cost $250,000 or more require pre-approval of the full Audit Committee. In addition, it is Company policy that tax and other non-audit services should not equal or exceed base audit fees plus fees for audit-related services. Finally, the Committee maintains procedures for the receipt and treatment of complaints regarding the Company’s accounting, internal accounting controls or auditing matters.

The Audit Committee has four members, each of whom the Board has determined to be independent pursuant to the independence standards promulgated by the NYSE and the SEC. The Committee held six meetings in 2009.

The Board has determined that the Company has at least one audit committee financial expert, as that term is defined by SEC rules and regulations, serving on the Audit Committee. Mr. Shepard is the Committee’s financial expert and is independent pursuant to the standards promulgated by the NYSE and the SEC. Please refer to the Report of the Audit Committee below for additional information regarding the Audit Committee.

Compensation Committee

The primary functions of the Compensation Committee are to: (i) establish the Company’s philosophy with respect to executive compensation and benefits; (ii) periodically review the Company’s compensation practices and policies, benefit plans, and perquisites applicable to all employees and executives to ensure consistency with the Company’s compensation philosophy; (iii) assure that the Company’s benefit plans, practices, programs and policies maintained for employees and directors comply with all applicable laws; (iv) in consultation with the Board, review and approve corporate goals and objectives relevant to compensation and benefits for the CEO, and evaluate the CEO’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors, as directed by the Board, set the level of compensation of the CEO based on such evaluation; (v) review and recommend approval of management compensation and Company compensation plans, including benefits for key employees as determined by the Committee from time to time; (vi) establish performance objectives for certain executives, and certify the attainment of those objectives in connection with the payment of performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code (“Section 162(m)”); and (vii) review the Compensation Discussion and Analysis (“CD&A”) section of this Proxy Statement and, as appropriate, recommend to the Board for approval the inclusion of the CD&A section in the Company’s Annual Report on Form 10-K and Proxy Statement. In addition, the Committee monitors the administration of certain executive and management compensation and benefit programs.

The Compensation Committee has five members, all of whom are “outside directors” within the meaning of regulations promulgated pursuant to Section 162(m) and are independent pursuant to the independence standards promulgated by the NYSE. The Committee held six meetings in 2009. Please refer to the CD&A section of this Proxy Statement for additional information regarding the functions and operations of the Compensation Committee.

For additional information regarding the functions of the Compensation Committee, please see “Role of the Compensation Committee” in the CD&A section of this Proxy Statement.

Finance Committee

The Finance Committee provides general oversight and review of financial matters affecting the Company, including the monitoring of corporate debt, cash flow, and the assets and liabilities maintained by the Company and its affiliates in conjunction with employee benefit plans, including monitoring the funding and investment policies and performances of the assets. This three-member Committee held four meetings in 2009.

Governance Committee

The Governance Committee of the Board identifies individuals qualified to become board members and recommends candidates for election to the Board. In addition, the Committee develops criteria regarding director qualification and reviews and recommends changes in Board composition, committee structure, and director compensation. The Committee develops, recommends and monitors corporate governance principles and conducts regular evaluations of director performance and of the effectiveness of the Board as a working group. The Committee has three members and is composed solely of independent directors pursuant to the independence standards promulgated by the NYSE. The Committee held five meetings in 2009.

The Governance Committee generally identifies nominees for directors through its director succession planning process. The Committee will also consider persons recommended by shareholders of the Company in selecting director nominees. Potential nominees suggested by shareholders will be evaluated by the Committee on the same basis as individuals identified directly by the Committee or from other sources. For more information on director nominees, see Item 1. Election of Directors.

Shareholders who wish to nominate a director nominee should do so in accordance with the nomination provisions of the Company’s bylaws. In general, a shareholder nomination for the 2011 Annual Meeting should be delivered to the Company at least 90 days but no more than 120 days prior to the first anniversary of this year’s Annual Meeting date unless the date of the 2011 Annual Meeting is more than 30 days before or more than 70 days after such anniversary, in which case the proposal must be received not earlier than the 120th day prior to the anniversary date of the 2010 Annual Meeting and not later than the close of business on the later of the 90th day prior to the anniversary date of the 2010 Annual Meeting and the 10th day following the day on which the Company first publicly announces the date of the 2011 Annual Meeting. Nominations should be accompanied by a description of the proposed nominee’s qualifications and experience and his or her consent to serve if elected. A shareholder’s notice regarding any such nomination should also indicate the nominating shareholder’s name and address and the class and number of shares that he or she owns along with all other information required under Article I, Section 11(a)(ii) of the Company’s bylaws.

Operations and Public Affairs Committee

The Operations and Public Affairs Committee reviews significant legal, legislative and regulatory initiatives and rulemaking by federal, state, local and foreign government authorities, as well as other public issues of significance that affect the Corporation and its shareholders. The Committee also reviews key issues, assumptions, risks and opportunities that relate to the development and implementation of the Company’s operations, safety and advanced engineering initiatives. Additionally, the Committee provides oversight of the Corporation’s compliance with legal requirements and internal policies relating to equal employment, diversity in the workplace, employee safety and environmental protection. This five-member Committee held five meetings during 2009.

Director Compensation

The Board periodically, but at least once every three years, reviews and sets the compensation for non-management directors based on the recommendation of the Governance Committee. Director compensation includes both cash and stock-based components. In recommending the amount and form of director compensation, the Committee considers, among other factors, the level of compensation necessary to attract and retain qualified, independent directors. The most recent review of the compensation for non-management directors occurred in 2009, and resulted in several changes in the overall compensation structure. The primary change to the Directors’ compensation was a shift from an annual stock grant denominated in shares to an annual stock grant equal to an amount of CSX stock valued at $150,000 per year based on the average closing price of CSX stock for all trading days during the three full calendar months preceding the month in which the grant is made. The changes also provide that the annual retainer for directors will be fully payable in cash or in CSX stock at the election of the director. Previously, the retainer was paid half in cash and half in stock. The CSX Directors’ Matching Gift Program (“Matching Gift Program”) was amended to provide for a one-for-one match on charitable contributions of up to $50,000, instead of a two-for-one match on charitable contributions of up to $25,000. In 2009, the Company also: (i) eliminated The Greenbrier discount for Directors as a result of the sale of the resort; and (ii) amended its aircraft usage policy to eliminate personal use of Company-owned aircraft for non-employee directors.

During 2009, each non-employee director received an annual retainer of $75,000, at least 50% of which was payable in CSX stock pursuant to the CSX Corporation Stock Plan for Directors (the “Director Plan”). The Chair of each Board committee other than the Audit Committee received an additional $10,000. The Chair of the Audit Committee received an additional $15,000, and each member of the Audit Committee also received an additional $5,000. The stock component was paid to directors on May 6, 2009, and pursuant to the terms of the Stock Plan, was determined using the closing price per share on May 5, 2009 of $31.28, the day before the 2009 Annual Meeting of Shareholders. Each non-employee director also received an annual grant of 5,000 shares at the Board’s meeting in February 2009.

During 2009, each director was eligible to defer all or a portion of his or her director’s fees, including cash compensation and stock, under the CSX Directors’ Deferred Compensation Plan (the “Directors’ Plan”). Deferrals are subject to Section 409A of the Internal Revenue Code (“Section 409A”). Deferrals of director fees and other awards earned prior to 2005 are not subject to Section 409A. Those deferrals will continue to be administered in accordance with the terms of the Directors’ Plan in effect as of December 31, 2004. Cash deferrals may be credited to an unfunded account and invested in various investment choices or deferred as shares of CSX common stock. The investment choices parallel the investment options offered to employees under CSX’s 401(k) plan. Stock deferrals are automatically held as outstanding shares in a rabbi trust, with dividend equivalents credited in the form of shares.

Directors also are eligible to receive other compensation and benefits as discussed below. With the exception of his participation in the Matching Gift Program, Mr. Ward does not receive compensation for his services as a director.

The following table summarizes the compensation earned by each of the non-employee directors in 2009. No stock option awards were made to the directors in 2009.

Directors’ Compensation Table

Name	Fees Earned or Paid in Cash[1] ($)	Stock Awards[2] ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation[3] ($)	Total[4] ($)

Donna M. Alvarado	$42,500	$188,622	-	-	-	$1,993	$233,115

Alexandre Behring	$37,500	$188,622	-	-	-	$51,193	$277,315

John B. Breaux	$49,583	$188,622	-	-	-	$25,900	$264,105

Steven T. Halverson	$50,417	$188,622	-	-	-	$48,193	$287,232

Christopher Hohn[5]	$12,500	$163,574	-	-	-	$1,193	$177,267

Edward J. Kelly, III	$47,500	$188,622	-	-	-	$72,871	$308,993

Gilbert Lamphere	$37,500	$188,622	-	-	-	$51,193	$277,315

John D. McPherson	$37,500	$188,622	-	-	-	$51,193	$277,315

Timothy O’Toole	$42,500	$188,622	-	-	-	$1,193	$232,315

David M. Ratcliffe	$47,500	$188,622	-	-	-	$59,381	$295,503

Donald J. Shepard	$57,500	$188,622	-	-	-	$59,381	$305,503

1 – Fees Earned or Paid in Cash - Includes cash retainer ($37,500) and any Chairman or Audit Committee fees earned in 2009. Messrs. Behring, Breaux, McPherson, Ratcliffe and Shepard elected to defer 100% of their cash retainers and fees in the form of stock into the CSX Directors’ Deferred Compensation Plan. The number of shares deferred was (1,044), (1,398), (1,044), (1,323) and (1,601), respectively.

2 – Stock Awards - Amounts disclosed in this column are based on the grant date fair value of the annual stock grant to directors, as well as the equity portion of the directors’ annual retainer.

3 – All Other Compensation – Includes excess liability insurance, amounts for personal aircraft usage, Company matches under the Matching Gift Program, incremental costs associated with the administration of the CSX Directors’ Charitable Gift Plan and discounts at The Greenbrier, which were discontinued following its sale in May 2009. Under the Matching Gift Program, the Company makes direct contributions to approved charities selected by a director who contributes his or her own funds as well. The only perquisites to exceed $10,000 for any director were: (i) personal use of Company-owned aircraft by Mr. Kelly in the amount of $13,490 calculated using the direct hourly operating cost of $1,900 per flight hour for 2009; and (ii) Company matches under the Matching Gift Program in the following amounts: $50,000 for each of Messrs. Behring, Kelly, Lamphere, McPherson, Ratcliffe and Shepard, $47,000 for Mr. Halverson, $16,666 for Sen. Breaux, and $800 for Ms. Alvarado.

4 – Total - The differences in the amounts in this column are largely attributable to fees for committee Chairs, for service on the Audit Committee and the Company match on charitable contributions under the Matching Gift Program.

5 – Mr. Hohn did not stand for re-election to the Board in 2009.

Stock Ownership Guidelines

The Board has adopted Stock Ownership Guidelines to better align the interests of non-employee directors with the interests of shareholders. These guidelines require that all non-employee directors own shares of CSX common stock. Within five years of election to the Board, a non-employee director is expected to acquire and hold an amount of CSX common stock equal in value to five times the amount of such non-employee director’s annual retainer. Moreover, non-employee directors may only dispose of shares held in excess of 1.2 times the applicable ownership threshold. If the annual retainer increases, the non-employee directors will have five years from the time of the increase to acquire any additional shares needed to satisfy the guidelines. Further information on the Stock Ownership Guidelines is available on CSX’s website at http://investors.csx.com under the heading “Corporate Governance”.

Charitable Gift Plan

Directors elected before 2004 are eligible to participate in the CSX Directors’ Charitable Gift Plan (“Charitable Plan”), which is partially funded by life insurance policies. Under the Charitable Plan, if a director serves for five consecutive years, CSX will make contributions totaling $1 million on his or her behalf to charitable institutions designated by the director. Contributions to designated charities are made in installments, with $100,000 payable upon the director’s retirement and the balance payable in installments of $100,000 per year, starting at the time of the director’s death. Only four current directors are eligible to participate in the Charitable Plan.

Matching Gift Plan and Other Benefits

Directors may participate in the Matching Gift Program, which is considered an important part of CSX’s philanthropy and community involvement. CSX will match director contributions to organizations that qualify for support under Company guidelines, up to a maximum annual CSX contribution of $50,000 per director. During 2009, 26 philanthropic organizations in areas served by the Company received $440,300 under the Matching Gift Program. The matching amounts are included in the Directors’ Compensation Table.

Other Benefits

CSX makes available to directors personal excess liability insurance at no expense to the directors. In addition, directors were entitled to certain discounts (not to exceed an aggregate of $10,000 per director) when visiting The Greenbrier. These discounts were discontinued following the sale of The Greenbrier in May, 2009. During 2009, the value of the excess liability insurance and the discounts described above varied by director but did not exceed $9,300 for any current director. Directors were also entitled to limited personal use of Company aircraft until December 2009 when this benefit was eliminated.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and on the discussion described below, the Compensation Committee recommended to the full Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Steven T. Halverson, Chairman

Donna M. Alvarado

Alexandre Behring

Gilbert A. Lamphere

Donald J. Shepard

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

CSX, and the rail industry in general, faced significant challenges in 2009 related to the economic downturn and uncertain business environment. With consumer confidence wavering, demand for products declined, which caused lower industrial production, increased inventory stockpiles, and reduced demand for coal, construction materials and automobiles. This resulted in substantial declines in our volume and revenue on a year-over-year basis. Additionally, we experienced a significant decrease in our fuel surcharge revenue during 2009. Despite these obstacles, our executive leadership team continued to take steps to position the business so that we maintain our financial strength and drive future performance. Our management team’s efforts to improve Company performance and add shareholder value, while mitigating excessive risk, are guided by our core values and reinforced by our executive compensation program.

The economic weakness in 2009 required the Company to structure a short-term incentive plan that would promote the achievement of operational goals necessary to drive performance in an environment where the rail industry experienced significant declines in volume. Based on our business outlook for 2009, our operating income goal for the 2009 annual incentive compensation plan was set below 2008, which was a record year for the Company. In recognition of the reduced goal, the target payout was set at 75% instead of 100%, as in previous years. This action was designed to drive management performance and provide a realistic incentive opportunity despite the prevailing economic conditions. Our resulting performance was driven by our ability to improve productivity and deliver superior service, which enabled the Company to achieve planned price increases during 2009.

This CD&A describes and analyzes the Company’s executive compensation program for our CEO, Michael J. Ward, and our other named executive officers (“NEOs”).

What is CSX’s executive compensation philosophy?

We believe that a strong, dedicated and engaged executive leadership team is pivotal to achieving superior Company performance. Accordingly, we have designed our executive compensation program to motivate and reward our executive leadership team and align their compensation with the short-term and long-term performance of the Company.

Our compensation program is premised on the following two key principles:

•	Balanced, performance-based compensation is essential to enhancing shareholder value; and

•	The total executive compensation opportunity, including benefits, should be competitive with reasonable market comparisons.

This fundamental understanding ensures that our executives are properly compensated and focused on specific performance factors that measure our progress against the goals of our strategic plan.

What are the specific objectives of the Company’s executive compensation program?

The executive compensation program is structured to achieve the following objectives:

•	Attraction and retention. Attract and retain talented, motivated, high-performing executives with specific skill sets and relevant experience;

•	Drive business and financial performance. Inspire leaders to achieve or exceed annual business goals;

•	Focus on long-term success. Hold leaders accountable for long-term success and risk mitigation strategies so the Company continues to deliver superior returns for shareholders over time; and

•

Ownership. Align the long-term interests of executives with those of CSX’s shareholders so that a significant portion of overall compensation is performance-based and therefore subject to the same conditions as shareholders.

How does the Company achieve these objectives?

The Company’s executive compensation program is designed to balance: (i) short-term and long-term incentives; and (ii) financial and strategic goals leading to measurable performance improvements. The program is structured to motivate senior management by providing appropriate financial rewards for results that create long-term shareholder value without taking unnecessary or excessive risks.

The Committee believes its compensation philosophy has contributed to the Company’s ability to attract and retain a highly qualified, performance-driven management team, which has played a key role in producing stronger, safer and more efficient business operations. The Committee also believes there is a direct relationship between the Company’s performance-based incentive compensation philosophy and the substantial performance improvements achieved since its inception in 2004.

What is the role of the Compensation Committee?

The development of compensation and benefit plans for senior executives is the responsibility of the Compensation Committee of the Board (the “Committee”). The Committee is comprised solely of independent directors, and its membership currently consists of Steven T. Halverson, Committee Chair, Donna M. Alvarado, Alexandre Behring, Gilbert H. Lamphere and Donald J. Shepard. The members of the Committee are recommended by the Governance Committee and appointed by the Board annually.

The Committee strives to design short-term and long-term incentive plans that reward performance based on achievement of different, but complementary, financial and strategic objectives. The Committee believes this balanced approach motivates management to drive positive outcomes in both the current and future environments and mitigates the risk that any one incentive could lead executive officers to take actions that are not in CSX’s long-term interests. In assessing performance of the NEOs in connection with incentive compensation payouts, the Committee conducts a detailed review of strategic goals, which consider enterprise, legal, compliance and fraud risk assessments.

In establishing individual executive compensation opportunities and awarding actual payments, the Committee considers analyses and recommendations from its independent compensation consultant, competitive practices, the CEO’s recommendations (for senior executives other than himself), and internal practices. However, the Committee ultimately applies its judgment in establishing these compensation opportunities and determining appropriate payouts for executives. The Committee does not rely solely on guidelines or formulas, or short-term changes in business performance. Key factors affecting these determinations include:

•	performance compared to the specific goals and objectives determined for CSX and for the individual executive at the beginning of the year;

•	contribution to CSX’s financial results;

•	contribution to CSX’s performance in the area of safety;

•	effectiveness in leading CSX’s initiatives to increase customer service, productivity, and employee development;

•

contribution to CSX’s commitment to corporate responsibility, including the executive’s success in creating a culture of unyielding integrity and compliance with applicable law and CSX’s ethics policies; and

•	the nature, scope and level of the executive’s responsibilities based on market comparisons.

What is the Role of the Independent Compensation Consultant?

The Committee retains an independent compensation consultant to provide objective analyses and to assist in the development and evaluation of the Company’s compensation programs. This consultant, Semler Brossy Consulting Group, LLC (the “Consultant” or “SBCG”), reports directly to the Chairperson of the Committee and performs no other work for the Company. The Consultant generally attends all meetings of the Committee where evaluations of the effectiveness of overall executive compensation programs are conducted or where compensation for executive officers is analyzed or approved. The Consultant is paid on an hourly fee basis, with such hourly rate approved by the Committee annually. The performance and independence of the Consultant are reviewed on an annual basis by the Committee, at which time they make a determination as to the renewal of the Consultant’s annual contract. SBCG has been the independent compensation consultant for the Committee since 2003.

In 2009, the Consultant’s duties and responsibilities included:

•

reviewing various compensation programs and explaining their accounting, cash flow, tax, equity, dilution, pay for performance, and other consequences including the total cost of different combinations of compensation and benefit programs, their prevalence and application;

•	performing due diligence in the development of a comparison of peer group companies;

•	analyzing financial information, stock price, other performance data, CSX’s business needs and shareholder impact in the context of reviewing recommended compensation level changes;

•	reviewing performance targets for the Company’s short-term and long-term incentive plans;

•	providing regular updates to the Committee with respect to current trends and developments in legislative and regulatory activity, compensation program design and governance;

•	undertaking an assessment of risk as it relates to the design of the Company’s incentive compensation plans; and

•	providing the Committee with an independence letter each December in a form approved by the Committee Chairperson.

The performance of the Consultant’s duties in 2009 required an understanding of relevant CSX internal factors including Company practices, critical business issues, human resource considerations, strategic initiatives, financial plans and actual results, performance drivers and cultural factors. In performing these duties, the Consultant met, as required, with CSX’s CEO, Senior Vice President - Human Resources and Labor Relations, and her staff.

How does the Company assess risk in the design of compensation plans?

The Committee believes appropriately structured compensation plans should take into consideration enterprise risks and avoid encouraging behavior that leads to inappropriate increases in the Company’s overall risk profile. Accordingly, the Committee engaged the Consultant to undertake an assessment of risk in the design of the Company’s incentive compensation plans.

The Consultant reviewed the Company’s enterprise risks and compensation plan design to consider whether the plans incorporate the appropriate levels of risk and mitigate against unnecessary or excessive risk taking. In its assessment, the Consultant noted specific plan features that were designed to mitigate risk. These features included the fact that both the short-term and long-term incentive plans included multiple performance measures and were not reliant on any single measure. The Consultant also indicated that the Company’s long-term incentive compensation grants were not overly leveraged due to the fact that the Company has not issued options since 2003. Other plan design features noted by the Consultant that mitigate risk included: (i) the fact that the short-term and long-term incentive compensation plans include a cap on maximum payouts, and (ii) a clawback provision covering all outstanding and prospective long-term incentive plan cycles. These clawback provisions require repayment of amounts in excess of the otherwise proper award under certain circumstances, including a situation where the Company is required to restate its financial statements, due to accounting irregularities.

How does CSX benchmark its competitive pay practices?

In accordance with the principle of having compensation practices that are competitive with reasonable market standards, competitive data from peer railroad companies as well as general industry companies is collected and analyzed. Data is received via broad surveys of general U.S. companies conducted by third parties and through analysis of proxy disclosures of other major U.S. railroads (BNSF, Norfolk Southern, and Union Pacific).

The Company benchmarks base salary, short-term and long-term incentives (“Total Direct Compensation”) for the NEOs with that of similar positions at peer railroad and general industry companies. Both targeted and actual payout data is evaluated. This process includes reviewing market data and best practices, determining appropriate milestones to assess CSX’s performance and discussing appropriate levels of compensation. For purposes of reviewing targeted Total Direct Compensation amounts for NEOs, the primary focus is on data at both the 50th and 75th percentiles. The Committee bases final pay decisions on this data in addition to the scope of the individual’s responsibilities and performance.

In 2009, CSX reviewed its executive compensation benchmarking procedures including the process for selecting a group of companies against which the Committee can compare and analyze compensation practices. The comparison group is used to help structure compensation levels and determine compensation mix. Although CSX has historically used a much broader group of general industry companies for benchmarking purposes, a transition was made in 2009 to a customized comparison group comprised of nineteen primarily US-based companies (the “Comparator Group”). In selecting the comparison companies, the Committee reviewed various measures including: revenue, assets, net income, market capitalization, number of employees, industry type and business complexity.

The use of a more narrowly targeted, customized group of comparison companies over the larger general industry group allows for a more refined analysis of various compensation components. This Comparator Group will be utilized for compensation decisions beginning in 2010. The Comparator Group is comprised of the following companies:

Air Products and Chemicals, Inc.	ITT Corporation
Ball Corporation	Norfolk Southern Corporation
Burlington Northern Santa Fe	PPG Industries, Inc.
Cameron International Corp.	Praxair, Inc.
Cooper Industries, Ltd.	Raytheon Company
Danaher Co.	Southern Company
Dover Corporation	Union Pacific Railroad Co.
Entergy Corporation	Waste Management, Inc.
Illinois Tool Works	Weyerhaeuser Company
Ingersoll-Rand

What is the Role of the CEO in Compensation Decisions?

Mr. Ward reviews compensation benchmark data for members of his senior executive team (“Executive Team”). Using this data, he considers information on executive performance and scope of responsibility and makes individual compensation recommendations to the Committee for each Executive Team member, which includes the five most senior officers other than himself. These recommendations include possible salary adjustments, generally made every other year, and adjustments to the annual incentive compensation payout for Executive Team members based on his or her individual performance during the previous year.

Mr. Ward also provides input on targets for performance-based compensation plans but does not formally establish such targets. He does not review data or make recommendations with respect to his own compensation nor is he present when the Committee discusses his individual compensation.

What are the elements of the Company’s executive compensation program?

CSX uses a variety of compensation elements including: (i) direct pay—base salary, short-term and long-term incentives; and (ii) indirect pay—employee benefits, including retirement benefits, nonqualified deferred compensation plans and perquisites.

The Committee makes its decisions concerning the specific compensation elements and total compensation paid or awarded to CSX’s NEOs within the framework described below and after consultation with the Consultant. The objective is to provide total pay opportunities that are competitive with those provided by peer companies in the railroad industry and general industry, with actual payment dependent upon performance. In its efforts to achieve this objective, the Committee considers the appropriate balance between incentives for short-term and long-term performance, as well as the compensation paid to peer-company executives. The Committee bases its specific decisions and judgments on whether each award or payment provides an appropriate incentive and reward for individual performance that is consistent with our compensation objectives. The Committee also periodically reviews the competitiveness of indirect pay.

What is the targeted compensation mix for the CEO and other Named Executive Officers?

The Company’s compensation philosophy is based on the premise that a substantial portion of total compensation should be at-risk and consist of performance-based incentives that link to CSX’s financial and non-financial results. In 2009, NEO base salary, as a percentage of targeted direct pay (base pay plus short and long term incentive pay), comprised approximately 15% to 25% with the remaining 75% to 85% being at-risk. The at-risk component of executive compensation means that if the executive did not fulfill certain conditions or the Company did not meet or exceed the pre-established threshold financial performance levels, the executive would not receive a payout under the applicable incentive plan.

The chart below illustrates the amount of targeted total direct compensation, including compensation that is at risk, for our Chief Executive Officer. Actual percentages may vary in a given year depending on the payouts under the incentive compensation programs.

BASE SALARY:

How is base salary determined?

The Committee determines a salary for each NEO based on its assessment of the individual’s experience, abilities, performance and contribution to CSX. For purposes of recruiting and retention, base salaries are determined following a review of salaries paid for similar positions by the comparison companies. Base salary may represent a larger or smaller percentage of total direct compensation if actual performance under the incentive plans discussed below exceeds or falls short of performance targets. In 2009, base salary represented approximately 18% of the CEOs’ targeted Total Direct Compensation.

In accordance with the Company’s practice to review base salary every other year, base salary adjustments were not made in May 2009. Base salary adjustments will be considered in May 2010.

SHORT-TERM INCENTIVE COMPENSATION:

How is short-term incentive compensation determined?

Short-term incentive compensation is designed to reward executives and other members of management for improving financial performance within a twelve month period. The Senior Executive Incentive Plan (“SEIP”) is the Company’s vehicle for providing annual incentives to the NEOs while preserving the Company’s tax deductions under Section 162(m). Under this shareholder-approved plan, the maximum amount payable is equal to the lesser of: (i) 0.3% of operating income for the CEO and 0.2% of operating income for each other NEO; or (ii) $3,000,000. The Committee may adjust this amount downward in its sole discretion.

In 2009, as in prior years, the Committee exercised its downward discretion by utilizing the same methodology and performance achievement used under the Company’s Management Incentive Compensation Plan (“MICP”) for the NEOs. The MICP is the Company’s annual incentive plan for eligible employees other than the NEOs. The MICP is 100% performance-based and requires attainment of both financial and strategic objectives. No payout is made under the MICP unless a preset operating income level is achieved, regardless of achievement of strategic goals.

Applying the methodology utilized under the MICP, each NEO has an incentive opportunity expressed as a percent of base salary earned during the year (“Target Incentive Opportunity”). Under the MICP, the Target Incentive Opportunity for the NEOs in 2009 was 120% for Mr. Ward, 90% for Messrs. Munoz, Gooden and Ingram, and 80% for Ms. Fitzsimmons. The actual payout is adjusted to reflect Company and individual performance.

The Committee reviews the Company’s performance for the given year against the preapproved performance goals for that year. The performance goals are divided between: (i) the financial measurement—operating income—which is based upon the Company’s business plan and can result in a payment between 0% and 120% of the NEO’s Target Incentive Opportunity; and (ii) the strategic measurements that can result in a payment between 0% and 40% of the NEO’s Target Incentive Opportunity. Therefore, the actual payout can range between 0% and 160% of the NEO’s Target Incentive Opportunity.

The MICP operating income target for 2009 was set at $2.35 billion based on the Company’s business plan, which factored in macroeconomic conditions and volume declines that had not been experienced in decades. In light of the double-digit volume declines anticipated at the time of approval of the MICP, the 2009 operating income goal of $2.35 billion represented an aggressive target. Based on the financial expectations for the year, the payout for target performance under the 2009 MICP was lowered to 75% from 100%. As the table below indicates, the target payout of 75% was comprised of 35% financial and 40% strategic goals.

2009 MICP Achievement (Payout) Percentages
Operating Income	Financial Component	Strategic Component	Total Payout Range

Threshold - $2.0B	10%	0% -40%	10% - 50%

Target - 2009 Business Plan - $2.35B	35%	0% - 40%	35% - 75%

Maximum - $2.768B	120%	0% - 40%	120% - 160%

The 2009 MICP included seventeen strategic goals in the following categories: (i) operations and safety, (ii) finance; (iii) revenue and contribution; and (iv) strategy, governance and people. These categories have been selected to ensure that senior executives do not focus exclusively on short-term operating results.

2009 MICP STRATEGIC PERFORMANCE GOALS

Operations and Safety	2009 MICP Goal or Goal Range	2009 Actual

Asset Utilization

• Gross Ton Miles per Active Train and Engine Employee	8,600 - 9,200	8,598

• Gross Ton Miles per Active Horsepower Hour	3.8 - 4.2	4.01

• Car Days per Load	13 - 15	12.04

Customer Commitment

• On-time originations	80% - 85%	81%

• Committed Time of Arrival (CTA)	0% - 8% improvement	5%

• Intermodal Availability	75% - 85%	89%

• Industrial Switching Excellence (ISE)	88% - 91%	90%

Safety

• Reduce Personal Injuries	10% reduction	16% reduction

• Reduce Train Accidents	10% reduction	21% reduction

Finance
• Free Cash Flow Before Dividends	$345 million	$509 million

Sales and Marketing

• Contribution Improvement	no change	negative

• Achieve “Same Store Sales” Price Increase	Confidential	6.2%

Strategy, Governance and People

•     Implement plan for Rail Safety Improvement Act including Positive Train Control.

•     Develop support and attain public funding for key infrastructure initiatives such as the National

            Gateway, central Florida commuter rail and Massachusetts initiative.

•     Implement compliance systems for new Transportation Safety Administration hazardous materials regulations and new federal safety legislation.

•     Seek balanced energy policies, climate change legislation and rail regulation.

•     Fully integrate talent review with succession planning and leadership development.

		Compensation Committee Discretion

What was the payout under the 2009 MICP?

The Company achieved a 2009 operating income of $2.285 billion, which resulted in a 30% payout for the financial component of the 2009 MICP. Based on the assessment of the strategic measures, the Committee approved a full 40% payout of the strategic component of the 2009 MICP. This resulted in a total overall payout of 70% of participants’ Target Incentive Opportunities. In accordance with the Company’s performance management program, actual MICP award payouts were based on individual performance and ranged from 18%-91% of the participants’ Target Incentive Opportunities with an average overall payout of approximately 70%.

How does the 2009 payout compare to prior year payouts?

The chart below illustrates the Company’s historical operating income (as defined below) and the percentage payout under the MICP since 2003, when Mr. Ward assumed the role of CEO.

MICP Payout History: 2003 – 2009 (Dollars in millions)
Year	2003	2004	2005	2006	2007	2008	2009
Operating Income (Target)	$1,200	$1,075	$1,310	$1,650	$2,300	$2,475	$2,350
Operating Income (Actual)*	$651	$993	$1,549	$2,126	$2,251	$2,768	$2,285
Overall Payout (as a percentage of target incentive opportunity)	0%	75%	150%	160%	90%	150%	70%

*Operating Income for 2003 through 2007 was based on the Company’s Surface Transportation operating segment as reported in the Form 10-K. Beginning in 2008, all items within other operating income and certain items within other income were reclassified into the Surface Transportation segment. As a result of this change, CSX consolidated operating income and Surface Transportation operating income are now the same; therefore, the Company no longer reports separate Surface Transportation results. Operating income was not materially impacted by these reclassifications.

What was the 2009 short-term incentive compensation payout for the NEOs?

The Committee annually assesses the individual performance of each NEO consistent with the Company’s pay for performance compensation philosophy. Based on these assessments, the Committee approved individual payouts of 91% of the Target Incentive Opportunity for each NEO. These amounts are reported in the “Non-equity Incentive Plan Compensation” column of the Summary Compensation Table. As in prior years, the payout for the NEOs was substantially less than the maximum available to each individual under the SEIP.

LONG-TERM INCENTIVE COMPENSATION:

Long-term incentive compensation is intended to enhance the relationship between executive compensation and the creation of shareholder value. This is accomplished by providing incentives based on performance measures that have historically driven long-term shareholder value, are within management’s direct control and encourage long-term commitment and perspective. Long-term incentives have been granted pursuant to the shareholder-approved CSX Omnibus Incentive Plan (“Omnibus Plan”), which allows for multiple and varying types of awards and provides flexibility in compensation design. Award types can include stock options, restricted stock, restricted stock units, performance shares, performance units and stock appreciation rights. A new equity incentive plan that would replace the Omnibus Plan is being submitted for shareholder approval at this year’s Annual Meeting. For more information on the new equity plan, please see Item 3. Approval of the 2010 Stock and Incentive Award Plan.

How is the Long-term Incentive Plan (“LTIP”) structured?

New LTIP cycles begin in May of each year when the Committee grants performance units to participants. These grants are made following annual Board review of the Company’s business plan for the applicable upcoming three-year period, upon which the performance targets are set. Each LTIP cycle is designed to emphasize performance as measured by operating ratio while also aligning executives’ interests with those of shareholders by linking the payout’s value to share price. The three-year performance cycles run concurrently, so the Company can have up to three active cycles during a given year.

Each year, a market competitive annual long-term incentive award value (in dollars) is identified for each position level and converted into the appropriate number of units based on the value of CSX common stock. For the 2008-2010 and 2009-2011 cycles, the stock price at the time of the grant was used, while the 2009-2011 cycle utilized the average closing stock price for all trading days during the three full calendar months preceding the month in which the grant was made.

Actual payouts for each LTIP cycle, if any, do not occur until January of the year following the last year in the three-year cycle. These payouts can vary significantly from the target grants in terms of both the number of shares paid out and the market value of CSX common stock at the time of payout. The value of a payout is derived by multiplying the number of performance grants earned by the share price of the CSX common stock at the time of payout. Based on actual performance, as discussed below, the payouts for the NEOs at the end of the performance cycle can range from 0% to 240% of the target grants depending on the particular LTIP cycle.

Awards are subject to forfeiture if employment terminates before the end of the performance cycle for any reason other than death, disability, or retirement. If employment terminates due to death, disability, or retirement, participants, or their estate, receive a prorated portion of any payout based on the time period they were an active participant in each LTIP cycle.

What is the performance measure used in determining LTIP payouts?

Since 2005, the Company has used operating ratio as the performance measure for the long-term incentive plan. It is defined as annual operating expense divided by annual operating revenue adjusted by excluding nonrecurring items that are disclosed in the Company’s financial statements.1

The Committee considered various financial measures for use as the key performance measure, including operating ratio, free cash flow and return on invested capital. The Committee selected operating ratio due to its high correlation to Company stock price, alignment with shareholder interests and the ability of covered employees to understand the impact of their actions in relation to Company performance. It also motivates employees to support service improvements and maximize asset utilization. Operating ratio is measured in the final year against the goals set by the Committee at the beginning of the cycle.

Since fuel cost has a material impact on expenses and operating ratio, provision is made at the beginning of each cycle for adjustment of the operating ratio targets by a predetermined amount if the per barrel cost of oil changes significantly.

1 In first quarter of 2008, the Company reclassified items within “Other Operating Income” and certain items within “Other Income” into the Rail segment as disclosed in the Company’s Form 10-Q filed with the SEC on April 16, 2008. For purposes of the 2007-2009 LTIP, surface transportation operating ratio will continue to be calculated in the same manner as it has been calculated for prior periods.

How does the Company set financial performance goals for the LTIP cycles?

We use the operating ratio projections as set forth in the Company’s three-year business plans to establish the threshold, target and maximum payouts under the applicable LTIP cycles. To achieve a payout at target or above, the operating ratio in the final year of each cycle requires attaining or outperforming the Company’s business plan goals.

Alignment of 2007 - 2009 LTIP Targets with the Long-Term Business Plan

What were the financial goals for the 2007-2009 LTIP cycle?

The preceding chart illustrates the alignment of the Company’s 3-year business plan with the targets set for the 2007-2009 LTIP cycle. For instance: (i) to achieve a threshold payout, an operating ratio improvement of 2.5 percentage points over the 2006 operating ratio was needed; (ii) to achieve a target payout, an operating ratio improvement of 4.5 percentage points was needed; and (iii) to achieve a maximum payout, an operating ratio improvement of 8.5 percentage points was needed.

Were there any additional financial goals established for the 2007-2009 cycle that impacted the payout for the NEOs?

Cumulative operating income for 2007-2009 was selected as an additional financial measure, as detailed below, for members of the Executive Team, which includes the NEOs. Accordingly, the NEO’s percentage payout, as calculated above, was subject to an upward or downward adjustment by up to 20% pursuant to the table below.

2007 – 2009 Cumulative Operating Income Schedule
Cumulative Operating Income	$6,975M	$7,775M	$8,575M
Payout Adjustment	-20.0%	0.0%	20.0%

Were there strategic goals for the 2007-2009 LTIP cycle?

In addition to the adjustment for cumulative operating income, the payout for the NEOs was also subject to a discretionary downward adjustment by the Committee of up to 30% based on performance against certain strategic objectives under the 2007-2009 LTIP cycle. In considering whether to exercise its downward discretion, the Committee took into account strategic goals and other factors, including: (i) the potential total value of the individual and aggregate payouts relative to payouts to other participants in the plan; (ii) the Company’s share price at the time of Committee approval of any payouts; (iii) the specific contributions of the NEOs with consideration for their levels of corporate responsibility; (iv) leadership and strategic planning goals; (v) safety; and (vi) service measures.

The 2007-2009 cycle included the following strategic goals:

2007 – 2009 Long-term Incentive Plan Strategic Goals:

•     By 2009, achieve first place in the number of train accidents per million train miles and second place or better in personal injuries per 200,000 man hours compared to the other three major U.S. class I railroads;

• Reduce Federal Railroad Administration violations and fines by 50% from 2007;
• Update succession management plan for all NEO positions;
• Achieve free cash flow after dividends of $800M;
• Achieve confidential price related goals;
• Achieve a customer service rating of 725 or higher;
• Attain customer-focused service measures: ¡ Committed Time of Arrival improvement over 2006 levels = 4.3% in 2007; 13.0% in 2008; 18.3% in 2009 ¡ Intermodal Priority Lane Availability = 83% in 2009;
• Implement field-centricity inclusion initiative whereby management objectives are broadly communicated across the organization;
• Further develop corporate culture of coaching & inclusion; and
• Continue to execute asset redeployment initiatives across the rail network.

What was the potential payout opportunity under the 2007-2009 LTIP cycle?

The following table reflects the threshold, target and maximum payouts for the corresponding operating ratio goals for the 2007-2009 LTIP cycle. If the threshold operating ratio goal had not been achieved, no payout would have resulted.

	Threshold	Target	Maximum
2009 Operating Ratio	77.0%	75.0%	71.0%
Percentage Payout	20%	100%	200%

What was the actual payout for the 2007-2009 cycle?

The 2007-2009 cycle, approved and implemented in May 2007, was paid out in January 2010 to approximately 750 participants, including the NEOs. This payout was based on the Company’s 2009 operating ratio of 74.7%, which generated a payout of 108%. The Executive Team was subject to an additional performance measure for the 2007-2009 LTIP cycle based on cumulative operating income. This additional goal was not achieved causing a 13% downward adjustment to the original payout, resulting in a 94% payout for the NEOs. This payout was further subject to a discretionary downward adjustment of up to 30% based on performance against certain strategic objectives. The Committee, however, did not exercise this downward discretion. All other participants received a payout of 108% based on the 2009 operating ratio.

The stock price on the day the award was approved was $50.51. Actual payout information for the NEOs is provided in the Options Exercised and Stock Vested Table.

How is the 2008-2010 LTIP cycle different from the previous 2007-2009 cycle?

In May 2008, the Committee approved and implemented the 2008-2010 cycle and continued to use operating ratio as the primary measurement. Unlike the previous cycle, the 2008-2010 cycle does not include any additional financial measure for the Executive Team because cumulative operating income was included in the strategic goals. The maximum payout under this cycle is 200% of target. The Committee, however, retains discretion to reduce awards by as much as 30% for the Executive Team based upon its assessment of strategic goals. All other aspects of the cycle are the same.

What types of long-term incentive compensation did the NEOs receive in 2009?

In 2009, to better manage risk and provide a more balanced portfolio of long-term compensation, we adjusted the long-term incentive compensation mix from 100% performance units to a mix of performance units and restricted stock units (“RSUs”). This was achieved by determining a market competitive long-term incentive grant value and allocating 75% of such value to performance units and 25% to time-based RSUs.

This new approach partially offsets market volatility and other external factors by sustaining a level of value while simultaneously preserving an incentive to meet performance goals. This is designed to add stability and balance to our long-term incentive portfolio, while maintaining a strong link to shareholder value.

The 2009-2011 LTIP cycle operates similar to previous cycles, with performance units being granted at the beginning of the cycle and operating ratio serving as the performance measure. Awards continue to be made in the form of CSX common stock at the end of a three-year period based on attainment of performance goals. The Committee retains discretion to reduce awards by as much as 30% for the Executive Team based upon the Committees assessment of strategic goals. The main difference for 2009 is that the LTIP performance units represent 75% of the total long-term incentive opportunity rather than 100%.

The remaining value is provided through RSUs, which represent a promise to issue shares of common stock if participant remains employed by the Company for a defined period of time. This time period is commonly referred to as a restriction period. RSUs granted in 2009 vest three years after the date of grant and participants receive cash dividend equivalents on the unvested shares during the restriction period. Unlike performance units, RSUs are not subject to any performance measures.

The determination of the number of units granted upon inception of the 2009-2011 LTIP cycle used a three-month average of CSX’s stock price rather than the stock price on the date of grant. Using the three-month average reduces the impact of daily fluctuations in stock price and establishes a consistent methodology for determining grant sizes from year to year.

How many Performance Units and RSUs were the NEOs granted in 2009?

As discussed above, a market competitive annual long-term incentive award value (in dollars) was identified for each NEO. The value was converted into a number of performance units and RSUs based on $27.31, the average closing price of CSX stock for February, March, and April 2009. The table below indicates the number of performance units granted under the 2009-2011 LTIP cycle and the RSU grant each NEO received on May 5, 2009.

NEO	2009 Long-Term Incentive Value	2009-2011 Performance Units (75% of Value)	2009 Restricted Stock Units (25% of Value)	Total Performance Units and RSUs
Michael J. Ward	$4,000,000	109,850	36,616	146,466
Oscar Munoz	$1,500,000	41,194	13,731	54,925
Tony L. Ingram	$1,500,000	41,194	13,731	54,925
Clarence W. Gooden	$1,500,000	41,194	13,731	54,925
Ellen M. Fitzsimmons	$1,000,000	27,463	9,154	36,617

How does this new approach impact potential payouts?

In previous years, achieving a target level of performance would have resulted in a total long-term incentive payout of 100%. In 2009, CSX increased the level of difficulty necessary to achieve the operating ratio goal at the target performance level and also increased the potential payout at target to 125% for the 2009-2011 cycle. These aggressive operating ratio goals were established despite the difficulty of achieving continuous improvement in the current economic environment.

To receive a target payout, CSX must achieve the pre-established target operating ratio in 2011. This would produce a 133% payout of the performance units, or when combined with the RSUs, a 125% payout of the total units granted. The achievement of a 2011 operating ratio that meets or exceeds the maximum payout levels would result in a 233% payout of the performance units, or when combined with the RSUs, a 200% payout of the total units granted.

Since the number of Restricted Stock Units does not change, is the potential payout of the long-term incentives limited compared to previous cycles?

No. Although the number of RSUs will not change, the potential payout of the LTIP performance units has been adjusted to allow for the same maximum payout as previous cycles. Participants still have the opportunity to receive up to 200% of the combined performance units and RSUs they were originally granted.

Are LTIP cycles designed to mitigate against excessive risk-taking?

Yes. The three-year performance cycle and the Committee’s discretion to reduce awards based on additional strategic goals that contribute to the long-term vitality of CSX help discourage management from taking short-term risks solely to meet financial objectives. Additional risk mitigation factors include the inclusion of a cap on payouts, and the existence of a clawback feature, described below, that requires repayment of the award in certain circumstances.

Does the Company have clawback provisions or non-compete agreements?

Clawbacks. Yes. The Company utilizes both clawback provisions and non-compete agreements in connection with its LTIPs. The Company’s LTIPs contain provisions for Vice Presidents and above (“Senior Management”) that require the repayment to the Company of any award received if, within the two-year period following the receipt of the award, the employee violates certain conditions including: (i) separation from the Company and working for a competitor in a similar capacity as the participant has functioned during the past five years at the Company; or (ii) engaging in other types of conduct that puts the Company at a competitive disadvantage. In the event the Company is required to restate its financial statements, due to accounting irregularities, the clawback also requires amounts in excess of the otherwise proper award be repaid to the Company.

Non-Compete Agreements. Since 2007, members of Senior Management have been required to enter into formal non-compete agreements with the Company as a condition for participation in LTIP cycles beginning in 2007. The non-compete agreement allows the Company to preclude an employee from working for a competitor. The noncompete conditions are similar to those contained in the clawback provision but extend for a period of 18 months following separation from employment.

What other forms of long-term incentive compensation are available to NEOs?

Under the Omnibus Plan, CSX has the ability to award various forms of equity-based compensation including stock options, stock appreciation rights and common stock grants in addition to RSUs and performance units. On occasion, the Company will award grants of restricted stock to retain or attract executives or reward exemplary performance. The Company has not granted stock options since 2003 and has never utilized stock appreciation rights. A new equity incentive plan is being submitted for shareholder approval at this year’s Annual Meeting that, if approved, will replace the Omnibus Plan, which expires pursuant to its terms in April 2010.

Have the short- and long-term incentive plans been effective in driving Company performance?

Yes. In the past six years, operating performance has improved consistently and management continues its drive to further improve operating income, earnings per share (“EPS”) and operating ratio. In 2009, the global economic recession had a significant impact on the Company’s volume and provided difficult comparisons year-over-year. Despite such a challenging environment, the Company was still able to generate operating income and an operating ratio of $2.285 billion and 74.7%, respectively.

The tables below reflect the improvements since 2003 in operating income, operating ratio and EPS. The Committee believes that sustained improvements in these operating measurements have played, and will continue to play, a critical role in the creation of long-term shareholder value.

Operating income for 2003 through 2007 was based on the Company’s Surface Transportation operating segment as reported in the Form 10-K. Beginning in 2008, all items within other operating income and certain items within other income were reclassified into the Surface Transportation segment.

BENEFITS:

What types of Retirement and Health and Welfare Benefits are Provided to the NEOs?

Retirement Compensation:

CSX’s retirement programs consist of two components: a defined benefit pension plan and a 401(k) plan. The retirement programs described below are provided to the NEOs under the following plans:

•	CSX Pension Plan (the “Pension Plan”);
•	Special Retirement Plan for CSX Corporation and Affiliated Corporations (the “Special Retirement Plan”);
•	The Tax Savings Thrift Plan for Employees of CSX Corporation and Affiliated Companies (“CSXtra Plan”); and
•	The Executive Deferred Compensation Plan.

CSX Pension Plan

The Pension Plan is qualified under the Internal Revenue Code (“Code”) and covers most of CSX’s non-union employees upon the completion of one year of service and the attainment of age 21. In general, pension benefits accrue in two different ways: (i) for employees hired before January 1, 2003, benefits accrue based on a “final average pay” (“FAP”) formula; and (ii) for employees hired on or after January 1, 2003, benefits accrue based on a “cash balance” formula.

CSX Special Retirement Plan

The Special Retirement Plan is a nonqualified plan and primarily provides benefits that are otherwise limited under the CSX Pension Plan due to the qualified plan Code provisions. Further information on the Pension Plan and Special Retirement Plan can be found in the footnotes to the Pension Benefits Table.

CSXtra 401(k) Plan

All CSX non-union employees may contribute to the Company-wide CSXtra Plan, which is a traditional qualified 401(k) plan. Participants may contribute on a pre-tax and post-tax basis and receive Company matching contributions equal to 50% of the employee’s contribution up to 6% of base salary. Participants may invest contributions among available funds, which include the stable value fund, balanced fund, large cap value fund, S&P 500 Index fund, large cap growth fund, international equity fund, small cap value fund, retirement target date funds, and a CSX stock fund.

Executive Deferred Compensation Plan

CSX maintains an elective nonqualified executive deferred compensation plan (the “EDCP”), in compliance with Code Section 409A, for the benefit of its eligible executives and certain other employees.

The purpose of the EDCP is to provide executives with the opportunity to:

•	defer compensation in excess of qualified plan limits;
•	defer compensation to allow them to receive the full Company matching contribution of 3% of base salary not otherwise available to them under the 401(k) plan; and
•	defer compensation (and earnings) until retirement or another specified date or event.

The types of compensation eligible for deferral include base salary, short-term incentive compensation (annual incentive), and LTIP awards.

Health and Welfare Benefits:

CSX provides health and welfare benefits to the NEOs on the same terms available to eligible management employees. The Company also provides basic life insurance and accidental death and dismemberment (“AD&D”) insurance coverage to all management employees, each of which is equal to two times their respective annual salaries. Both life and AD&D benefits were capped at $1,000,000 effective January 1, 2006, but employees who already had coverage in excess of $1,000,000 retained the prior cap of $3,000,000. The Company also provides to the NEOs, on the same basis as other employees, salary continuance in the event of short-term disability, long-term disability (“LTD”) insurance, travel accident insurance and vacation based on length of service.

CSX sponsors a post-retirement health and welfare plan for employees hired before January 1, 2003. The Company stopped providing post-retirement health and welfare benefits for employees, including executive officers, hired on or after January 1, 2003, as a cost-saving measure and because providing these benefits was no longer necessary to remain competitive in the labor market.

Does the Company provide perquisites to its NEOs?

The perquisites provided to NEOs in 2009 included: (i) financial planning services up to $12,000; (ii) excess liability insurance; and (iii) an annual physical examination. In 2009, these perquisites were valued at approximately $15,000 for each NEO.

Since Mr. Ward became CEO in 2003, he has been required to travel by Company aircraft at all times for security purposes and to ensure efficient use of his time. In 2009, the value of Mr. Ward’s Board-mandated personal aircraft usage was $60,900. All other Executive Team members are entitled to occasional private air travel. More information on aircraft and other perquisites, including specific details about perquisites afforded to each NEO in 2009, is available in the footnotes to the Summary Compensation Table.

SEVERANCE AND CHANGE-IN-CONTROL AGREEMENTS:

Is there any special severance plan provided to NEOs?

With the exceptions discussed in the Post-Termination and Change-in-Control Payments section in the Compensation Tables’ narrative below, the Company does not generally provide for any special termination of employment payments or benefits that favor the NEOs in scope, terms or operation. Payments are generally available to all salaried employees whose positions are eliminated, pursuant to the terms of CSX’s Severance Plan, which pays benefits based upon years of service. The benefits range from one month of base pay (if one to three years of service has been attained) to one year of base pay (if at least 34 years of service has been attained).

Does the Company provide Change-in-Control agreements to its NEOs?

Yes. CSX has entered into change-in-control agreements with each of the NEOs (“Change-in-Control Agreements”). In order to help assure continuity of management in the event of a change in control, CSX also has a goal of ensuring management objectivity in the face of a potential transaction and believes these agreements accomplish that goal. Since payment is conditioned upon a change-in-control as well as separation from employment, executives are financially protected and thereby properly positioned to negotiate in the best interests of shareholders.

A detailed description of the Change-in-Control Agreements is set forth under the section entitled “Post-Termination and Change-in-Control Payments.”

Are there limits on severance amounts paid to NEOs pursuant to Change-in-Control Agreements?

Yes. In December 2007, the Board adopted a new policy for severance benefits payable to “senior executives” (defined as Named Executive Officers within the meaning of the Securities Exchange Act of 1934), which applies only to agreements entered into after December 12, 2007. The policy was designed to cover new agreements only—none of the existing, automatic, self-renewing agreements are covered by this policy. The policy limits the payment of severance benefits, without shareholder approval, to 2.99 times base salary plus bonus, as defined in the policy. Severance benefits under the new policy do not qualify for excise tax gross-up payments. The policy is available on the Company’s Internet website at http://investors.csx.com under the heading “Corporate Governance”.

All NEOs are covered under agreements entered into prior to December 12, 2007, which have a maximum severance benefit of 3.0 times base salary plus bonus and provide for excise tax gross-up payments.

Does the Company have stock ownership guidelines for the NEOs?

Yes. CSX believes that, in order to align the interests of executive officers to those of its shareholders, it is important that executive officers hold a meaningful ownership position in CSX common stock relative to their base salary. To achieve this linkage, CSX has established the following formal stock ownership guidelines. These guidelines are generally at or above the stock ownership requirements of most general industry companies with publicly-stated stock ownership guidelines. Senior executive officers must retain 100% of net shares issued until the guidelines are achieved and have five years in which to do so. Upon achievement, such officers may dispose of shares held in excess of 1.2 times the applicable ownership threshold. The requirements are as follows:

Position	Minimum Value
Chief Executive Officer	6 times base salary
Executive Vice Presidents	4 times base salary
Senior Vice Presidents	3 times base salary
Vice Presidents and Equivalent	1 time base salary

As of March 5, 2010, all NEOs held amounts of CSX common stock in excess of these ownership guideline requirements.

As part of its stock ownership guidelines, the Company has adopted a one-year holding period requirement applicable to all restricted stock for Executive Team members. Accordingly, NEOs must wait one year after the completion of the holding period before entering into any transaction involving such stock.

What are the accounting, tax and dilution considerations of CSX’s compensation programs?

As discussed above, a significant portion of each NEO’s direct compensation is based solely on performance. Section 162(m) imposes a $1 million limit on the amount that CSX may deduct for compensation paid to the NEOs. However, performance-based compensation paid under a plan that has been approved by shareholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established objective performance goals and the Committee that establishes such goals consists only of outside directors.

The Committee and the Board have considered the Section 162(m) requirements. While the tax effect of any compensation arrangement is a key factor to be considered, the effect is evaluated by the Committee in light of CSX’s overall compensation philosophy and objectives. CSX’s compensation program for NEOs has both objective and discretionary elements. Generally, the Committee wishes to maximize CSX’s federal income tax deductions for compensation expense and, therefore, has structured the short-term and long-term incentive elements of executive compensation to meet the requirements for deductibility under Section 162(m). Nonetheless, the Committee believes that there are circumstances in which the provision of compensation that is not fully deductible may be more consistent with CSX’s compensation philosophy and objectives and may be in the best interests of CSX and its shareholders. The Committee’s ability to retain flexibility in this regard may, in certain circumstances, outweigh the advantages of qualifying all compensation as deductible under Section 162(m).

The Committee also considers the accounting, tax, and shareholder dilutive costs of specific executive compensation programs, and seeks to balance the earnings, tax, and dilutive impact of executive compensation plans with the need to attract, retain and motivate highly-qualified executives.

COMPENSATION TABLES

Summary Compensation Table

The Summary Compensation Table shows the amount and type of compensation received, as well as granted, in 2009 for the CEO, the CFO, and the next three most highly-paid executive officers.

Name	Year	Salary ($)	Bonus ($)	Stock Awards[1] ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation[2] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[3] ($)	All Other Compensation[4] ($)	Total ($)

Michael J. Ward	2009	$1,100,000	-	$4,581,456	-	$1,200,000	$3,101,352	$137,598	$10,120,406
Chairman, Pesident and CEO	2008	$1,058,333	-	$4,000,012	-	$2,032,000	$4,333,389	$211,530	$11,635,264
	2007	$1,000,000	-	$4,000,010	-	$1,080,000	$2,680,048	$202,117	$8,962,175

Oscar Munoz	2009	$650,000	-	$1,718,054	-	$535,000	$59,483	$22,429	$2,984,966
Executive Vice President and CFO	2008	$629,167	-	$1,500,029	-	$906,000	$69,330	$41,251	$3,145,777
	2007	$600,000	-	$1,499,998	-	$486,000	$58,112	$54,317	$2,698,427

Tony L. Ingram[5]	2009	$600,000	-	$1,718,054	-	$500,000	$1,316,678	$27,541	$4,162,273
Executive Vice President and COO CSX Transportation, Inc.	2008	$568,750	-	$1,500,029	-	$767,813	$183,562	$70,992	$3,091,146
	2007	$525,000	-	$1,499,998	-	$448,000	$117,910	$39,129	$2,630,037

Clarence W. Gooden	2009	$550,000	-	$1,718,054	-	$450,000	$1,377,752	$30,499	$4,126,305
Executive Vice President and CCO	2008	$529,167	-	$1,500,029	-	$738,188	$1,528,693	$48,675	$4,344,752
	2007	$500,000	-	$1,499,998	-	$382,500	$826,842	$58,141	$3,267,481

Ellen M. Fitzsimmons	2009	$500,000	-	$1,145,380	-	$365,000	$706,338	$25,234	$2,741,952
Senior Vice President Law & Public Affairs and Corporate Secretary	2008	$479,167	-	$1,000,019	-	$613,333	$202,619	$37,747	$2,332,885
	2007	$450,000	-	$1,000,013	-	$324,000	$230,086	$48,806	$2,052,905

1 – Stock Awards – Amounts disclosed in this column are related to performance grants in 2007, 2008 and 2009, as well as restricted stock units granted in 2009. Since the awards are paid in shares, all values are based on the grant date fair value of shares that could be earned. For performance awards, the number of shares that could be earned is based on the probable outcome of performance as of the date of grant. The grant date fair market values for each LTIP cycle are as follows: 2007-2009 - $43.32, 2008-2010 - $65.08 and 2009-2011 - $31.28. For more information, see Note 4, Stock Plans and Share-Based Compensation in the Notes to Consolidated Financial Statements in the Company’s 2009 Form 10-K, which was filed on February 19, 2010. If the highest level of performance under each LTIP cycle is achieved, the maximum value for each NEO by year would be: 2007: Mr. Ward - $9,600,024, Messrs. Munoz, Gooden and Ingram - $3,599,995, and Ms. Fitzsimmons - $2,400,031; 2008 : Mr. Ward - $8,000,024, Messrs. Munoz, Gooden and Ingram - $3,000,058, and Ms. Fitzsimmons - $ $2,000,038; and 2009: Mr. Ward – $9,162,912, Messrs. Munoz, Gooden and Ingram - $3,436,108, and Ms. Fitzsimmons - $2,290,760. The determination of the number of units granted upon inception of the 2009-2011 LTIP cycle used a three-month average of CSX’s stock price rather than the stock price on the date of grant. Using the three-month average reduces the impact of daily fluctuations in stock price and establishes a consistent methodology for determining grant sizes from year to year.

2 – Non-Equity Incentive Plan Compensation – The 2009 annual incentive compensation was paid in February 2010 at 91% of the target incentive opportunity for each of the NEOs.

3 – Change in Pension Value and Nonqualified Deferred Compensation Earnings – The values in this column reflect only changes in pension value as there were no above-market nonqualified deferred compensation earnings to report. The present value of accumulated benefits for 2009 reflects a discount rate of 5.25% compared to the 6.5% discount rate applicable for 2008. This discount rate change was the result of actuarial adjustments based on changes in corporate bond rates. There were no other changes in plan provisions or assumptions that affected the value. CSX measured its pension values as of December 31, 2009.

4 – All Other Compensation – The values in this column include amounts for personal aircraft usage, financial planning services, physical examination, excess liability insurance and the Company’s match under the 401(k) plan. For Mr. Ward, this column includes, along with the items discussed above, Company-mandated aircraft usage by Mr. Ward in the amount of $59,660 as well as a Company match pursuant to the Matching Gift Program in the amount of $50,000, which is a perquisite available to Mr. Ward pursuant to his service as a director. Mr. Ward’s personal aircraft usage amount was calculated using the direct hourly operating cost of $1,900 per flight hour for 2009. The aggregate incremental cost for the use of Company aircraft for personal travel is calculated by multiplying the hourly variable cost rate (including fuel, oil, airport and hangar fees, crew expenses, maintenance and catering) for the aircraft by the hours the executive used the aircraft. For these purposes, hours occupied by any “deadhead” aircraft legs are included in the total hours the aircraft was used by the executive.

5 – Mr. Ingram retired on December 31, 2009.

2009 Grants of Plan-Based Awards Table

The Grants of Plan-Based Awards Table is a supporting table to the Summary Compensation Table. In 2009, the NEOs received the plan-based awards as shown in the table below.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]			All Other Stock Awards; Number of shares of stock or units[3] (#)	Grant Date Fair Value of Stock and Option Awards[4] ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (# units)	Target (# units)	Maximum (# units)
Michael J. Ward	May 5, 2009				29,294	146,466	256,316		$3,436,108
	May 5, 2009							36,616	$1,145,348
		132,000	990,000	3,000,000

Oscar Munoz	May 5, 2009				10,985	54,925	96,119		$1,288,548
	May 5, 2009							13,731	$429,506
		58,500	438,750	3,000,000

Tony L. Ingram	May 5, 2009				10,985	54,925	96,119		$1,288,548
	May 5, 2009							13,731	$429,506
		54,000	405,000	3,000,000

Clarence W. Gooden	May 5, 2009				10,985	54,925	96,119		$1,288,548
	May 5, 2009							13,731	$429,506
		49,500	371,250	3,000,000

Ellen M. Fitzsimmons	May 5, 2009				7,324	36,617	64,080		$859,043
	May 5, 2009							9,154	$286,337
		40,000	300,000	3,000,000

1 – Estimated Possible Payouts Under Non-Equity Incentive Plan Awards – The amounts in these columns reflect what the potential payments could have been for 2009 under the SEIP as typically administered by the Committee using the target incentive opportunity and Company performance under the MICP. The values reflect a threshold payout of 10%, a target payout of 75% and a maximum payout that cannot exceed the lesser of 0.3% of operating income for the CEO and 0.2% of operating income for each other named executive officer, or $3 million under the shareholder approved SEIP. At the Committee’s discretion, payouts can be zero. The actual payment for 2009 is shown in the Summary Compensation Table.

2 – Estimated Future Payouts Under Equity Incentive Plan Programs – The values in these columns reflect the potential payout in shares under the 2009-2011 LTIP cycle based on preestablished financial performance and strategic goals. The Company’s operating ratio for 2011, the final year of the LTIP cycle, will determine a payout of shares which can range from 0% to 233% of the LTIP grants. The values reflect approximate payouts of 27% at threshold, 133% at target and 233% at maximum. When combined with the RSUs, payouts would be equal to 45% (threshold), 125% (target), and 200% (maximum) of the total units granted.

3 – All Other Stock Awards; Number of shares of stock or units – The value in this column reflects the number of RSUs granted in 2009.

4 – Grant Date Fair Value of Stock and Option Awards – The value in this column reflects the number of performance grants, which is the target number, multiplied by $31.28 (the closing price of CSX stock on the date of grant).

2009 Outstanding Equity Awards at Fiscal Year-End

The table below presents information pertaining to all outstanding equity awards held by the NEOs as of December 25, 2009 and their potential value based on CSX’s closing price on December 24, 2009 of $50.40. Outstanding equity awards are comprised of vested stock options, outstanding RSUs and outstanding LTIP grants.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price[1] ($)	Option Expiration Date[2]	Number of Shares or Units of Stock That Have Not Vested[3] (#)	Market Value of Shares or Units of Stock That Have Not Vested[4] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested[5] (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[6] ($)

Michael J. Ward	50,000		19.7975	05/17/11	36,616	$1,845,446	41,587	$2,095,985
	133,332		19.0700	02/13/12
	290,000		16.0725	05/07/13
Oscar Munoz	100,000		16.0725	05/07/13	13,731	$692,042	15,595	$785,988
Tony L. Ingram					13,731	$692,042	15,595	$785,988
Clarence W. Gooden					13,731	$692,042	15,595	$785,988
Ellen M. Fitzsimmons	6,666		19.7975	05/17/11	9,154	$461,362	10,397	$524,009
	20,000		19.0700	02/13/12
	66,666		16.0725	05/07/13

1 – Option Exercise Price – The option exercise price is the average of the high and low stock price on the grant date of the stock option award. The approval date and grant date are the same for each individual stock option grant listed above.

2 – Option Expiration Date – The stock option awards expire on the tenth anniversary of the grant date.

3 – Number of Shares or Units That Have Not Vested – The units reflected in this column represent RSUs granted in May 2009 that will vest in May 2012 assuming continued employment. In the case of death, disability or retirement, pro-rata vesting applies.

4 – Market Value of Shares or Units of Stock That Have Not Vested – The market values are based on the closing stock price as of December 24, 2009 of $50.40.

5 – Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested – In accordance with the SEC requirements for this table, the number of shares shown in the column above represents the sum of the performance units that would be payable under the 2008-2010 and 2009-2011 LTIP cycles if the Company’s actual performance in 2009 was applied to each plan’s performance measures. The Company’s 2009 performance would have resulted in no payouts for either the 2008-2010 cycle or the 2009-2011 cycle. The SEC requires that projected payouts be shown at the next higher performance measure. Therefore, the number of performance units shown above is equal to a 20% payout for the 2008-2010 cycle and 27% for the 2009-2011 cycle.

6 – Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested – The market values are based on the closing stock price as of December 24, 2009 of $50.40. The value can be more or less than these amounts based on the stock price at the end of the performance period.

2009 Option Exercises and Stock Vested

The table below presents the stock options exercised and the number of shares paid from the 2007-2009 LTIP cycle, and the value realized from each.

	Option Awards		Stock Awards

Name	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1]	Shares Acquired on Vesting[2] (#)	Value Realized on Vesting ($)[3]

Michael J. Ward	300,000	$8,536,689	86,806	$4,384,571

Oscar Munoz	150,000	$4,866,564	32,552	$1,644,202

Tony L. Ingram	–	–	32,552	$1,644,202

Clarence W. Gooden	40,000	$1,237,100	32,552	$1,644,202

Ellen M. Fitzsimmons	21,000	$554,629	21,702	$1,096,168

1 – Value realized – Number of options multiplied by the sales price minus exercise price.

2 – Shares Acquired on Vesting – Shares acquired through stock awards include the number of shares that were issued pursuant to the 2007-2009 LTIP grants as discussed in the Compensation Discussion and Analysis section.

3 – Value Realized – Number of shares issued pursuant to the 2007-2009 LTIP multiplied by $50.51, the closing price of CSX stock price on January 19, 2010, the date the award was approved by the Committee.

Pension Benefits Table

As reflected by the Pension Benefits Table, and as described below, CSX maintains defined benefit plans (qualified and nonqualified) under which the NEOs are entitled to benefits: the Pension Plan (both “final average pay” and “cash balance” formulas) and the Special Retirement Plan.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Michael J. Ward[1]	Qualified CSX Pension Plan	32.583	$1,330,098	–
	Nonqualified Special Retirement Plan	43.913	$21,126,410	–

Oscar Munoz	Qualified CSX Pension Plan	6.667	$65,510	–
	Nonqualified Special Retirement Plan	6.667	$288,398	–

Tony L. Ingram[2]	Qualified CSX Pension Plan	5.833	$68,927	–
	Nonqualified Special Retirement Plan	40.250	$6,840,272	–

Clarence W. Gooden[3]	Qualified CSX Pension Plan	38.083	$1,536,274	–
	Nonqualified Special Retirement Plan	44.000	$7,262,369	–

Ellen M. Fitzsimmons	Qualified CSX Pension Plan	18.333	$468,997	–
	Nonqualified Special Retirement Plan	18.333	$1,581,496	–

1 – Special Retirement Plan (Nonqualified) – Mr. Ward’s credited service under the Special Retirement Plan is 43.913 years, including additional years of service credited in accordance with the Special Retirement Plan (see section entitled “Special Retirement Plan of CSX and Affiliated Corporations – Additional Service Credit”); his actual years of service are 32.583 years. The present value of his accumulated benefit under the Special Retirement Plan that is attributable to his credited years of service above his actual years of service is $5,918,750. Note that Mr. Ward was designated for participation in the Special Retirement Plan in September 1995, eight years before he became CEO. Beginning in 2007, Mr. Ward voluntarily waived the right to any future accruals of extra years of service under this plan.

2 – Special Retirement Plan (Nonqualified) – Mr. Ingram’s credited service under the Special Retirement Plan is 40.250 years due to the crediting of his service with his prior employer under his employment agreement; his actual years of service are 5.833 years. However, his CSX pension benefit is offset by the pension benefits he receives from his prior employer as well as any monthly amount payable from his CSX cash balance benefit. The present value of his accumulated benefit under the Special Retirement Plan that is attributable to his credited years of service above his actual years of service is $5,568,975.

3 – Special Retirement Plan (Nonqualified) – Mr. Gooden’s credited service under the Special Retirement Plan is 44 years, including additional years of service credited in accordance with the Special Retirement Plan (see section entitled “Special Retirement Plan of CSX and Affiliated Corporations – Additional Service Credit”), and his actual years of service are 38.083 years. Mr. Gooden will receive no additional years of service credit under this plan going forward. The present value of his accumulated benefit under the Special Retirement Plan that is attributable to his credited years of service above his actual years of service is $1,215,140.

Qualified CSX Pension Plan

Final Average Pay Formula for Employees Hired Before January 1, 2003

For employees hired before January 1, 2003, the final average pay formula provides for a benefit, in the form of a life annuity starting at age 65. The pay taken into account under the final average pay formula includes base salary, annual incentive payments and matching contributions made under CSX’s 401(k) plans. The benefit is equal to 1.5% of the employee’s final average pay multiplied by the employee’s years of service. This amount is then reduced by 40% of the employee’s Social Security benefits or 60% of the employee’s Railroad Retirement benefits, or both, as applicable. The resulting benefit is subject to a cap imposed under Code Section 415 (the “415 Limit”). The 415 Limit for 2009 is $195,000 (for a life annuity at age 65) and is subject to adjustment for future cost of living changes. Further, under the Code, the maximum amount of pay that may be taken into account for any year is limited. This limit (the “Compensation Limit”) is $245,000 for 2009 and is also subject to adjustment for future cost of living changes. Messrs. Ward and Gooden and Ms. Fitzsimmons were hired before January 1, 2003, and are covered by the final average pay formula under the Pension Plan.

•

Transfer Benefits. The Pension Plan provides an enhancement to the pension benefits of those participants who transfer from a position covered by Railroad Retirement to a position covered by Social Security. This enhancement is to make up for any retirement benefit lost due to discontinuance of Railroad Retirement service.

•	Vesting. Benefits under the Pension Plan vest upon the earlier of the completion of five years (three years for cash balance participants) of service or attainment of age 65.

•

Early Retirement. The Pension Plan has a normal retirement age of 65. However, employees with 10 years of service may retire as early as age 55, but with a reduction from full benefits to reflect early commencement of the benefit prior to age 65. If an active participant reaches age 55 with 10 years of service, the reduction for early retirement is 1/360th of the pension benefit for each month the benefit commences prior to age 60 (rather than age 65). Messrs. Ward and Gooden have already attained age 55 with 10 years of service and thus are currently eligible to retire under the early retirement provisions of the Pension Plan.

•

Form of Payment of Benefits. Benefits under the Pension Plan’s final average pay formula are payable in various annuity forms at retirement. The valuation method and actuarial factors used to determine the present value of accumulated benefits shown in the table are described in CSX’s 2009 Form 10-K.

Cash Balance Formula for Employees Hired on or After January 1, 2003

Employees who become eligible to participate in the Pension Plan on or after January 1, 2003 earn pension benefits under the cash balance formula. These benefits are expressed in the form of a hypothetical account balance. For each month of service, the participant’s account is credited with a percentage of the participant’s pay for that month. The percentage of pay credited is determined based on the participant’s age and years of service.

The hypothetical account earns interest credits on a monthly basis based on the annual 10-year Treasury bond rate and the participant’s account balance as of the end of the prior month. The average annual 10-year Treasury bond rate used for 2009 was 3.26%. Pay for purposes of the cash balance formula is defined in the same way as for the final average pay formula. The 415 Limit and Compensation Limit also apply in determining benefits under the cash balance formula.

Because Mr. Munoz and Mr. Ingram were hired after January 1, 2003, they are covered by the cash balance formula. Mr. Munoz’s current percentage of pay credit is 4% and Mr. Ingram’s current percentage of pay credit is 5%. However, Mr. Ingram, pursuant to his employment agreement, receives a benefit under the Special Retirement Plan based on the final average pay formula, as defined above, offset by: (i) his prior employer’s pension benefit; and (ii) any monthly benefit payable under the CSX cash balance formula.

•	Vesting. Benefits under the cash balance formula vest upon the earlier of the completion of three years of service or attainment of age 65.

•

Form of Payment of Benefits. Benefits under the cash balance formula may be paid upon termination of employment or retirement as a lump sum or in various annuity forms. The valuation method and actuarial factors used to determine the present value of accumulated benefits shown in the table are described in CSX’s 2009 Form 10-K.

Special Retirement Plan of CSX and Affiliated Corporations

The Special Retirement Plan is a nonqualified plan that generally covers CSX executives, including the NEOs, whose compensation exceeds the Compensation Limit. The purpose of the Special Retirement Plan is to assist CSX in attracting and retaining key executives by allowing it to offer competitive pension benefits on the basis described below.

Benefits

The Special Retirement Plan formula replicates the qualified plan formula but provides for the payment of benefits that would otherwise be denied under the Pension Plan due to the Section 415 Limit and the Compensation Limit, both described above.

Additional Service Credit

The Special Retirement Plan provides for the granting of additional service credit to executives designated by the CEO where it is necessary to do so in order to provide competitive retirement benefits. Messrs. Ward and Gooden have been covered by the Special Retirement Plan’s additional service crediting provisions since September 2, 1995 and December 21, 1996, respectively. Pursuant to the Special Retirement Plan’s applicable service crediting rules, an eligible executive is credited with one additional year of service for each actual year of service worked beginning no earlier than age 45 continuing until age 65. Total service cannot exceed a maximum of 44 years, unless actual service exceeds 44 years. The additional service credit vests upon an executive’s attainment of age 55 and completion of ten years of actual service. Mr. Ward voluntarily waived his right to future extra service credits in 2007, and Mr. Gooden is not entitled to any extra service credits as he has reached the maximum. The additional two-for-one service credits discussed above were awarded in the mid-1990’s under a plan provision that is no longer utilized for new participants. As discussed below, Mr. Ingram is entitled to pension benefits under the Special Retirement Plan that are based on service with his prior employer.

Executive Specific Benefits

The Special Retirement Plan allows for the payment of individually negotiated nonqualified pension benefits. Of the NEOs, only Messrs. Ward and Ingram have such benefits.

Mr. Ward: Mr. Ward’s benefit ensures that any shortfall that may arise under the transfer benefit will be paid under the Special Retirement Plan.

Mr. Ingram: Pursuant to the employment agreement between CSX and Mr. Ingram, CSX agreed to provide Mr. Ingram with a special pension benefit payable under the Special Retirement Plan. The amount payable is equal to the benefit calculation under the CSX traditional formula utilizing his years of service at his previous employer and his CSX final average pay minus any benefit received from his previous employer and any CSX cash balance benefit paid as an annuity.

Form of Payment of Benefits; Certain Forfeiture Provisions

Under the terms of the Special Retirement Plan, nonqualified pension benefits can be paid in the same form as under the Pension Plan, except that Messrs. Ward and Gooden are permitted to elect to receive their Special Retirement Plan pension benefits in the form of a lump sum.

Pension benefits under the Special Retirement Plan are subject to: (i) suspension and possible forfeiture if a retired executive competes with the Company or engages in acts detrimental to the Company; or (ii) forfeiture if an executive is terminated for engaging in acts detrimental to the Company.

Under the current terms of the Special Retirement Plan, unless an employee has elected otherwise, within 45 days after a change-in-control, the employee is entitled to a lump sum payment equal to the actuarial present value of his or her accrued benefit under the Special Retirement Plan.

The valuation method and actuarial factors used to determine the present value of accumulated benefits shown in the Pension Benefits Table for the Special Retirement Plan are described in CSX’s 2009 Annual Report on Form 10-K.

Nonqualified Deferred Compensation Table

The Nonqualified Deferred Compensation Table provides a summary of 2009 deferrals made under the Executive Deferred Compensation Plan (“EDCP”), CSX’s current executive nonqualified deferral program, as well as 2009 earnings, distributions, and year-end balances. Two types of deferrals are represented below: cash deferrals and stock deferrals. Cash deferrals include deferred portions of an NEO’s base salary and short-term incentive payments. Stock deferrals include deferred portions of compensation payable in the form of CSX common stock. The Committee believes that such stock deferrals help assure that executives will share the same risks and rewards of ownership with shareholders, with less liquidity since they generally cannot sell or access such deferred stock until the end of the deferral period.

Name	Executive Contributions Last Fiscal Year ($)	Registrant Contributions Last Fiscal Year ($)	Aggregate Earnings Last Fiscal Year [1] ($)	Aggregate Distributions Last Fiscal Year[2] ($)	Aggregate Balance Last Fiscal Year[3] ($)
Michael J. Ward	–	–	$2,747,312	$116,542	$7,088,157
Oscar Munoz	$24,300	$12,150	$51,332	–	$948,928
Tony L. Ingram	$21,300	$10,650	$2,899,614	–	$7,503,458
Clarence W. Gooden	$18,300	$9,150	$799,342	–	$2,165,032
Ellen M. Fitzsimmons	$15,300	$7,650	$150,565	$5,841	$418,849

1 – Aggregate Earnings Last Fiscal Year – Earnings on cash deferrals include the total gains and losses credited in 2009 based on the hypothetical investment of those amounts in the manner described below. Earnings on stock deferrals reflect the difference between the closing stock price at the end of 2008 and 2009, plus any dividend equivalents credited in 2009.

2 – Aggregate Distributions Last Fiscal Year – Distributions include any dividend equivalents credited on deferred stock balances in 2009 that were paid out in the form of cash. Such an option is allowed only on stock deferred prior to 2005.

3 – Aggregate Balance Last Fiscal Year – Of the aggregate balances listed in this column, the amounts attributable to deferred stock are as follows: Mr. Ward, $6,674,699; Mr. Munoz, $0; Mr. Ingram, $7,380,600; Mr. Gooden, $1,884,715; and Ms. Fitzsimmons, $334,558.

Eligible Deferrals

Under the EDCP, participants are entitled to elect to defer: (i) up to 50% of base pay; (ii) awards payable in cash under CSX’s incentive compensation plans; and (iii) long-term incentive awards payable in the form of stock. Participants also are entitled to matching contributions (in the form of credits) based on the amount of additional matching contributions that the NEO would have received under CSX’s 401(k) plan assuming that: (i) certain Code limits did not apply; and (ii) contributions made under the EDCP were instead made under CSX’s 401(k) plan.

Investment of Deferred Amounts

In accordance with a participant’s individual elections, deferred amounts, other than stock awards, are treated as if they were invested among the investment funds available under the qualified 401(k) plan. Participants may elect to change the investment of deferred amounts, other than deferred stock awards.

Timing and Form of Payments

EDCP participants may elect to receive payment of their deferred amounts, including earnings, upon separation from service, the attainment of a specified age, or upon a change-in-control. Participants may elect to receive payment in the form of a lump sum or in semi-annual installments over a number of years not in excess of twenty years.

A participant may apply for accelerated payment of deferred amounts in the event of certain hardships and unforeseeable emergencies. A participant also may elect to receive accelerated distribution of amounts deferred before January 1, 2005 (and earnings thereon) other than for hardship or an unforeseeable emergency, but the participant is required to forfeit up to 5% of the amount to be distributed. Payments under the EDCP are paid in the form of cash, except that deferred amounts attributable to stock awards are paid in the form of CSX common stock.

Post-Termination and Change-in-Control Payments

Do NEOs participate in a severance plan?

The Company covers its NEOs under the same severance plan available to all employees and does not generally provide for any special termination of employment payments or benefits that favor the NEOs. However, CSX occasionally enters into employment agreements with NEOs containing severance provisions. In general, these agreements are offered in connection with recruiting executive officers when CSX deems it advisable to provide employment security to new hires. Agreements of this type exist to provide severance pay and related benefits upon a termination of employment, other than during the employment period covered by the Change-in-Control Agreements. Of the NEOs, only Mr. Munoz, who was recruited and hired from outside CSX, has an employment agreement. His agreement does not provide for a specific duration of employment, but relates primarily to the provision of benefits upon separation. Mr. Ingram also had an employment agreement containing severance provisions that expired upon his retirement effective December 31, 2009.

Mr. Munoz

Under the terms of an agreement entered into in April 2003, Mr. Munoz is employed as Executive Vice President and CFO of CSX. The agreement provides for an annual base salary of no less than $500,000 and an annual target incentive opportunity of 90% of his base salary. Upon joining CSX, Mr. Munoz received a stock option grant of 250,000 shares and a restricted stock award of 50,000, both of which are now fully vested. Mr. Munoz is also entitled to participate in employee benefit plans and to receive perquisites generally made available to senior executives of CSX.

If Mr. Munoz is terminated by CSX (including a “constructive termination”) for reasons other than “cause” or “disability,” he will be entitled to a lump sum amount equal to his then current annual base salary.

In Mr. Munoz’s employment agreement, the termination triggers are defined as follows:

•

“Cause” generally refers to: (1) the executive’s willful and continued failure to substantially perform his duties; (2) any willful engagement by the executive in illegal conduct or gross misconduct that is harmful to CSX and performed in bad faith; or (3) any violation by the executive of CSX’s Code of Ethics.

•	“Disability” is generally defined by reference to CSX’s long-term disability plan.

•

“Constructive termination” generally refers to: (1) a material diminution in the executive’s duties or responsibilities; or (2) a reduction in base salary, target annual incentive, other incentive opportunities, benefits or perquisites (unless peer executives suffer a comparable reduction). In Mr. Munoz’s agreement, “constructive termination” also includes the circumstance where CSX requires the executive to be based at any location other than its corporate headquarters.

Are there any special vesting rules in the event of severance?

No, but in the case of retirement, death or disability with respect to pending short-term incentives and equity-based awards, all employees receive a pro-rata award based on the number of months elapsed between the date of grant and the date of termination.

Do the NEOs participate in Change-in-Control Agreements?

Yes. Each of the NEOs participates in a Change-in-Control Agreement.

How is change in control defined?

Under the plans and agreements described below, a “change in control” generally includes any of the following:

•

the acquisition of beneficial ownership of 20% or more of CSX’s outstanding common stock or the combined voting power of CSX’s outstanding voting stock by an individual or group as defined under applicable SEC rules;

•

if individuals, who as of the date of the Change-in-Control Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose election or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, entity or group (as defined under applicable SEC rules);

•

a business combination (such as a merger, consolidation or disposition of substantially all of the assets of CSX or its principal subsidiary), excluding business combinations that will not result in a change in the equity and voting interests held in CSX, or a change in the composition of the Board, over a specified percentage; or

•	the liquidation or dissolution of CSX or its principal subsidiary.

Each Change-in-Control Agreement provides for salary and benefits to be continued at no less than specified levels generally for a period of up to three years after a change in control (the “Employment Period”), and for certain payments and other benefits to be paid or provided by CSX upon an executive’s termination of employment within the Employment Period. No payments have been made to any NEO pursuant to the Change-in-Control Agreements.

What benefits are provided during the employment period where no termination has occurred?

During the “Employment Period,” CSX is required to:

•

pay the executive an annual base salary that is at least equal to the highest base salary payable to the executive in the 12-month period immediately preceding the Employment Period (although certain reductions in salary that are also applicable to similarly situated peer executives may be permitted);

•

provide the executive with an opportunity to earn an annual incentive at a minimum, target and maximum level that is not less favorable than the executive’s opportunity to earn such annual incentives prior to the Employment Period (although certain reductions also applicable to similarly situated peer executives may be permitted); and

•

cause the executive to be eligible to participate in incentive, retirement, welfare and other benefit plans and to benefit from paid vacation and other policies of CSX and its affiliates, on a basis not less favorable than the benefits generally available to the executive before the Employment Period (or the benefits generally available to peer executives at any time after the beginning of the Employment Period, whichever is more favorable).

What benefits are provided if the NEO is terminated?

Under the Change-in-Control Agreements, CSX will provide severance payments and other benefits to NEOs upon their termination of employment during the Employment Period. The amount of benefits depends on the reason for termination.

Termination Without “Cause” or Resignation for “Good Reason”; “Constructive Termination.” CSX will pay to the executive the severance benefits described below if, during the Employment Period, CSX terminates the executive’s employment other than for “cause” or “disability,” or the executive resigns for “good reason” or upon a “constructive termination.” An executive whose employment is terminated without “cause” in anticipation of a change in control is also entitled to the following benefits.

Cash Severance Payment – a lump sum cash payment equal to the sum of the following:

¡

the executive’s (1) accrued pay and (2) “Highest Annual Bonus” (pro-rated based on the number of days worked in the calendar year). An executive’s Highest Annual Bonus is the higher of: (i) the executive’s most recently established target annual incentive; and (ii) the highest annual incentive amount received by the executive in the three full calendar years preceding the beginning of the Employment Period;

¡	three times the sum of the executive’s annual base salary and the executive’s “Highest Annual Bonus”; and

¡

the actuarial present value of the amount that the executive would have been entitled to receive under the Pension Plan and the Special Retirement Plan had the executive continued employment with CSX for an additional three years after the actual date of termination.

Medical and Other Welfare Benefits – the equivalent of continued medical, life and other welfare benefit plan coverage for three years after termination of employment at a level at least as favorable as the benefits provided to the executive during the Employment Period (or the benefits then generally available to peer executives, whichever is more favorable). The executive also receives credit for three additional years of service for purposes of determining eligibility for retiree medical benefits.

Outplacement – outplacement services at a cost to CSX not to exceed $20,000.

Termination for Other Reasons. If the executive’s employment is terminated due to the executive’s death or disability, or by the executive other than for (i) “good reason” or (ii) “constructive termination,” CSX will make a lump sum cash payment to the executive equal to his or her (1) accrued pay and (2) “Highest Annual Bonus” pro-rated based on the number of days worked in the calendar year. If the executive’s employment is terminated by CSX for “cause,” CSX will pay the executive a lump-sum cash payment of any unpaid portion of his or her annual base salary through the date of termination.

What events trigger payment under the Change-in-Control Agreements?

In the Change-in-Control Agreements, the following types of termination trigger a severance payment:

•	“Good reason” generally refers to the occurrence of any of the following:

¡	the assignment to the executive of duties inconsistent with, or a diminution of, his or her position, authority, duties or responsibilities;

¡	any failure of CSX to comply with its compensation obligations during the Employment Period;

¡	CSX’s requiring the executive to be based more than 35 miles from his or her location or to travel on business to a materially greater extent than before;

¡	any purported termination by CSX of the executive’s employment other than as permitted by the Change-in-Control Agreements; or

¡	any failure of CSX to require a successor to assume the agreement.

Resignation for “good reason” also includes the termination by the executive of his or her employment for any reason during a 30-day period following the date that is: (i) one year after final approval by the Surface Transportation Board of a business combination; or (ii) six months after any other change in control.

•

“Constructive termination” applies in the case of a business combination subject to the approval of the Surface Transportation Board, and refers to the occurrence of any of the following during the portion of the Employment Period prior to that agency’s final decision:

¡	the substantial diminution of the executive’s duties or responsibilities;

¡

a reduction in compensation payable during the Employment Period (other than a reduction in incentive opportunities, benefits and perquisites where the executive’s peer executives suffer a comparable reduction);

¡	CSX’s requiring the executive to be based more than 35 miles from his or her location or to travel on business to a materially greater extent than before; or

¡	any purported termination by CSX of the executive’s employment other than for “cause.”

•

“Cause” generally refers to: (1) the willful and continued failure of the executive to perform his or her duties to CSX; or (2) the willful engagement in illegal conduct or gross misconduct that is materially and demonstrably injurious to CSX.

•	“Disability” generally refers to the executive’s absence from duties for 180 consecutive business days as a result of total and permanent mental or physical illness.

The following table quantifies the severance benefits to which each of the NEOs would be entitled under his or her Change-in-Control Agreement upon the hypothetical termination of employment following a change in control: (i) by CSX other than for “cause” or “disability”; (ii) by the executive for “good reason”; or (iii) upon a “constructive termination” as of December 25, 2009.

Potential Payouts Under Change-in-Control Agreements

Name	Severance [1]	Pro-rata Bonus Payment [2]	Retirement Benefit Increase [3]	Welfare Benefit Values [4]	Outplacement [5]	Excise Tax & Gross-Up 6	Aggregate Payments [7]

Michael J. Ward	$9,396,000	$1,993,030	$3,026,746	$26,033	$20,000	–	$14,461,809

Oscar Munoz	$4,668,000	$888,625	$264,745	$55,262	$20,000	–	$5,896,632

Tony L. Ingram	$4,275,000	$809,178	$2,006,978	$18,200	$20,000	$3,277,064	$10,406,420

Clarence W. Gooden	$3,900,000	$735,616	$1,771,706	$39,756	$20,000	–	$6,467,078

Ellen M. Fitzsimmons	$3,339,999	$601,570	$2,134,968	$56,641	$20,000	–	$6,153,178

1 – Severance – Severance payment equal to three (3) times the sum of the executive’s annual base salary at the time of the termination and the “Highest Annual Bonus.”

2 – Pro-rata Bonus Payment – The Highest Annual Bonus pro-rated for the number of days in the calendar year prior to a hypothetical termination of employment as of December 25, 2009.

3 – Retirement Benefit Increase – Increase in actuarial present value of retirement benefits as of December 31, 2009 due to the accrual of retirement benefits for three additional years of employment upon a qualifying termination following a change in control. The total retirement benefits would be equal to: Mr. Ward ($24,074,679), Mr. Munoz ($618,653), Mr. Ingram ($8,951,232), Mr. Gooden ($11,309,365) and Ms. Fitzsimmons ($3,283,499).

4 – Welfare Benefits Values – Estimated values associated with the continuation of medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance for three years post-termination following a change in control.

5	– Outplacement – Executive is provided with outplacement services not to exceed $20,000.

6 – Excise Tax & Gross-up – Gross-up covering the full cost of excise tax under Code Sections 280G and 4999. Note that this amount is highly dependent on a variety of factors, including the characterization of some compensation as earned for service with CSX or an acquirer, and thus is only theoretical. It represents a calculation based on each executive being terminated on the assumed change of control date of December 25, 2009. The excise tax and gross-up shown in this table include amounts payable under a change in control under the Omnibus Plan, as well as amounts payable upon a termination under the Change-in-Control Agreement.

Does the Company provide tax gross-ups for excess parachute payments?

The Change-in-Control Agreements provide that, if the payments and benefits provided to the executive in connection with a change in control and subsequent termination are subject to the golden parachute excise tax imposed under Code Section 4999, the NEOs will be entitled to a gross-up payment such that, after taking into account all income and excise taxes, the NEOs will receive the same after-tax amount that they would have received had no excise tax been imposed under Section 4999. Also refer to the Severance Benefits Policy discussed above. In 2008, the Company eliminated excise tax gross-ups with respect to amounts arising under new Change-in-Control Agreements.

Is there a confidentiality clause in the Change-in-Control Agreements?

Yes. Each of the Change-in-Control Agreements requires the NEO to keep confidential any proprietary information or data relating to CSX and its affiliates. After termination of employment, an executive may not disclose confidential information without prior written permission from CSX.

Are there any other “change in control benefits” available to the NEOs other than those contained in the executive’s Change-in-Control Agreements?

Yes. Pursuant to the terms of the Omnibus Plan, upon the occurrence of a change in control:

(i)	all grants under the 2007-2009, 2008-2010, and 2009-2011 LTIP cycles are considered fully earned and are immediately payable at target in cash;
(ii)	all vesting conditions applicable to restricted stock are deemed to have been met; and
(iii)	all outstanding stock options become immediately exercisable.

The following table quantifies the benefits that would have been payable under the Omnibus Plan to each NEO upon the hypothetical occurrence on December 25, 2009 of an event described above.

Potential Payouts Under the Omnibus Plan Upon Change in Control

Name	LTIP Payment [1]	Restricted Stock Units	Unvested Stock Options	Aggregate Payments

Michael J. Ward	$13,288,464	$1,845,446	$0	$15,133,910

Oscar Munoz	$4,983,199	$692,042	$0	$5,675,242

Tony L. Ingram	$4,983,199	$692,042	$0	$5,675,242

Clarence W. Gooden	$4,983,199	$692,042	$0	$5,675,242

Ellen M. Fitzsimmons	$3,322,166	$461,362	$0	$3,783,528

1 – LTIP Payment – Full LTIP payout based on 100% attainment of target levels under the 2007-2009, 2008-2010 and 2009-2011 LTIP cycles, as of December 24, 2009, at a stock price of $50.40.

Executive Deferred Compensation Plan; Retirement Plans

In accordance with the terms of the EDCP, distribution of the entire account balance shall be made to participants upon a change of control unless the individual participant elects otherwise. As discussed in the narrative accompanying the Pension Benefits Table, the Special Retirement Plan also contains certain change in control provisions.

Item 2: Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board appointed the firm of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm to audit and report on CSX’s financial statements for the fiscal year 2010. Action by shareholders is not required by law in the appointment of independent accountants. If shareholders do not ratify this appointment, however, the appointment will be reconsidered by the Audit Committee.

Ernst & Young LLP has no direct or indirect financial interest in CSX or in any of its subsidiaries, nor has it had any connection with CSX or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will be afforded an opportunity to make a statement if they desire to do so. It also is expected they will be available to respond to appropriate questions.

Fees Paid to Independent Registered Public Accounting Firm

Ernst & Young LLP served as the Independent Registered Public Accounting Firm for the Company in 2009. Approximate fees paid to Ernst & Young LLP were as follows:

	2009	2008
Audit Fees: Includes fees associated with the integrated audit, testing internal controls over financial reporting (SOX 404), the reviews of the Company’s quarterly reports on Form 10-Q, statutory audits and other attestation services related to regulatory filings.	$2,349,000	$2,673,000

Audit Related Fees: Principally includes audits of employee benefit plans and subsidiary audits.	$253,250	$242,000
Tax Fees: Includes fees for tax compliance, expatriate tax compliance, tax advice and tax planning.	$10,000	$59,000

All Other Fees: Includes fees for a subscription to an accounting research tool. The Audit Committee has concluded that the services covered under the caption “All Other Fees” are compatible with maintaining Ernst &Young LLP’s independent status.	$90,000	$6,000

Pre-Approval Policies and Procedures

The Audit Committee is responsible for the approval of all services performed by Ernst & Young LLP. The Chairman of the Audit Committee has the authority to approve all engagements that will cost less than $250,000 and, in such cases, will report any approvals to the full committee at the next scheduled meeting. All engagements expected to cost $250,000 or more require pre-approval of the full committee. In addition, it is Company policy that tax and other non-audit services should not equal or exceed base audit fees plus fees for audit-related services. In 2008 and 2009, the Audit Committee preapproved all services performed by Ernst & Young LLP.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THIS PROPOSAL.

Report of the Audit Committee

The Audit Committee has reviewed and discussed the Company’s audited financial information with management and has discussed with the Ernst & Young, LLP, the Company’s Independent Registered Public Accounting Firm, the matters required to be discussed by Statement of Auditing Standards No. 61, as amended. In addition, the Audit Committee has received the written disclosures and letter from Ernst & Young LLP, as required by Rule 3526 of the Public Company Accounting Oversight Board, Communication with Audit Committees Concerning Independence. The Committee has discussed Ernst & Young LLP’s independence with them. Based on its review and on the discussions described above, the Audit Committee has recommended to the full Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2009.

Audit Committee

Donald J. Shepard, Chair

Donna M. Alvarado

Steven T. Halverson

Timothy T. O’Toole

Jacksonville, Florida

February 18, 2010

Item 3: Approval of the 2010 CSX Stock and Incentive Award Plan

In its efforts to attract, motivate and retain highly qualified employees, the Company provides equity-based incentive awards designed to align employee interests with those of shareholders. The 2010 CSX Stock and Incentive Plan (the “2010 Stock Plan”) gives the Company the ability to provide these incentives through issuance of stock, restricted stock, stock options, and other stock-based awards. The 2010 Stock Plan is designed to allow the grant of awards that qualify as performance-based compensation under Section 162(m) so that compensation paid under the awards will be deductible for federal income tax purposes. This is consistent with the Compensation Committee’s philosophy and objectives.

The following table provides the number of shares subject to outstanding awards and the approximate number of shares available for future grant under all Company plans as of December 25, 2009:

Number of Stock Options Outstanding	5,395,000
Weighted Average Exercise Price	$17.60
Weighted Average Term (in years)	2.5

Number of Full-Value Stock Awards Outstanding	1,219,101

Number of Shares Remaining for Future Grant:
CSX Omnibus Incentive Plan (“Omnibus Plan”)	10,151,954
CSX Stock Plan for Directors (“Director Plan”)	799,757

Common Shares Outstanding (as of March 5, 2010, the Record Date)	389,135,130

There are no shares remaining available for grant under any Company plans or programs other than the shares identified in the table above under the Omnibus Plan and the Director Plan. The Company does not anticipate granting more than an aggregate of 25,000 shares under the Omnibus Plan and the Director Plan between the date of this Proxy Statement and the Annual Meeting (which will be the date of approval of the 2010 Stock Plan, if it is approved by shareholders). In addition, if the 2010 Stock Plan is approved, no further awards will be granted under either the Omnibus Plan or the Director Plan.

The Company continues to grant awards under its plans at levels that it believes are reasonable in light of its business objectives, appropriate for attracting and retaining top talent and consistent with the long-term interests of its shareholders.

The following table sets forth information regarding awards granted and earned for each of the last three fiscal years.

	(Amounts in Thousands)

Fiscal Year Ended December 25, 2009	2007	2008	2009
Stock options granted	0	0	0
Service-based restricted shares and restricted share units granted	3	0	267
Actual performance-based shares and units earned	2,072	1,213	513

Weighted average basic common shares outstanding during
the fiscal year	430,433	400,740	392,127

The following paragraphs summarize the material terms of the 2010 Stock Plan, including the 2010 Stock Plan’s provisions regarding eligibility, the types of awards that may be made, the performance criteria that may be applied to awards and the limits on the benefits that may be paid to an individual participant. The summary is qualified in its entirety by reference to the full text of the 2010 Stock Plan attached hereto as Appendix A.

General

The 2010 Stock Plan provides for the issuance of stock, stock options, restricted stock, restricted stock units, performance grants, stock appreciation rights and dividend equivalents (collectively, “Incentive Awards”) to selected management employees of CSX and its subsidiaries, or affiliates, as the Committee (or its delegate) deem appropriate. Compensation payable to Board members in the form of stock will also be paid from the 2010 Stock Plan.

Stock Subject to 2010 Stock Plan; Adjustments

The Board has reserved a total of 14 million shares of common stock for issuance under the 2010 Stock Plan. If an Incentive Award expires or terminates unexercised or is forfeited, or if any shares are surrendered to CSX in connection with an Incentive Award issued under the 2010 Stock Plan, the shares subject to such awards and the surrendered shares will become available for further awards under the 2010 Stock Plan.

Shares may be issued under the 2010 Stock Plan in settlement, substitution or assumption of stock options, stock appreciation rights, stock awards, performance shares, phantom stock or similar equity or equity-based awards (or the right to receive such awards in the future) in connection with an acquisition of an entity by CSX, its subsidiaries or affiliates. Any such shares issued or issuable under such Incentive Awards will not reduce the number of shares of CSX stock authorized for issuance under the 2010 Stock Plan. In addition, the number of shares subject to the 2010 Stock Plan (and the number of shares and terms of any Incentive Award and the share limitations on Incentive Awards described below) will be adjusted in the event of any change in the outstanding common stock by reason of any stock dividend, spin-off, split-up, stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of shares or similar transaction.

Limitations on Incentive Awards

No more than 1,200,000 shares may be granted as Incentive Awards (other than options and stock appreciation rights), or paid thereunder to an individual participant during any 36-month period. No participant may be granted options and stock appreciation rights in any calendar year equal to more than 1,000,000 shares. Related options and stock appreciation rights shall be treated as a single Incentive Award for purposes of the preceding sentence.

Administration

The Compensation Committee of the Board of Directors administers the 2010 Stock Plan. Each member of the Compensation Committee, which for purposes of Section 162(m) must have at least two members, must: (i) meet the standards of independence necessary to be classified as an “outside director” for purposes of Section 162(m); and (ii) be a non-employee director for the purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Subject to the terms of the 2010 Stock Plan, the Compensation Committee has plenary authority to determine the terms of Incentive Awards. The Compensation Committee may delegate to any individual or group employed by CSX or its subsidiaries the authority to grant stock awards as long as no individual award has a fair market value in excess of $500,000 on the date of grant. In the case of stock awards to Directors, the Governance Committee administers the 2010 Stock Plan.

Stock Options

The 2010 Stock Plan authorizes the grant of incentive stock options and nonqualified stock options. Incentive stock options are stock options that satisfy the requirements of Section 422 of the Code. Nonqualified stock options are stock options that do not satisfy the requirements of Section 422 of the Code. Options granted under the 2010 Stock Plan entitle the grantee, upon exercise, to purchase a specified number of shares from CSX at a specified exercise price per share. The Compensation Committee determines the period of time during which an option may be exercised, as well as any vesting schedule, except that no option may be exercised more than 10 years after the date of grant. The exercise price for shares of common stock covered by an option cannot be less than 100 percent of the fair market value of the common stock on the date of grant.

Under the 2010 Stock Plan, a participant may not surrender an option for the grant of a new option with a lower exercise price. In addition, if a participant’s option is cancelled before its termination date, the participant may not receive another option within six months of the cancellation date unless the exercise price of the new option equals or exceeds the exercise price of the cancelled option.

Restricted Stock

The 2010 Stock Plan also authorizes the grant of restricted stock on terms and conditions established by the Compensation Committee, which may include performance conditions. The terms and conditions will include the designation of a restriction period during which the shares are not transferable and are subject to forfeiture. In general, the minimum restriction period applicable to any award of restricted stock that is not subject to the achievement of one or more performance standards is three years from the date of grant. The minimum restriction period for any award of restricted stock that is subject to one or more performance standards is one year from the date of grant.

Restricted Stock Units

RSUs may be granted subject to terms and conditions, including the achievement of one or more performance standards. In the case of RSUs, no shares are issued at the time of grant. Rather, upon the lapse of any applicable restriction, an RSU entitles a participant to receive shares of common stock or a cash amount equal to the fair market value of a share of common stock on the date the restrictions lapse. The requirements with respect to restriction periods for RSUs are the same as those for restricted stock awards.

Performance Grants

The Compensation Committee may make performance grants to any employee of CSX or its subsidiaries that are intended to comply with Section 162(m). Each performance grant will contain performance goals for the award, including the performance criteria, the target and maximum amounts payable, and other terms and conditions. Performance criteria may include: return on invested capital; free cash flow; economic value added (net operating profit after tax less cost of capital); total shareholder return; operating ratio; cost reduction (or limits on cost increases); debt to capitalization; debt to equity; earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share (including or excluding nonrecurring items); earnings per share before extraordinary items; income from operations (including or excluding nonrecurring items); income from operations compared to capital spending; net income (including or excluding nonrecurring items, extraordinary items and/or the accumulative effect of accounting changes); net sales; price per share of common stock; return on assets; return on capital employed; return on equity; return on investment; return on sales; and sales volume.

The Compensation Committee will make all determinations regarding the achievement of performance goals. Actual payments to a participant under a performance grant will be calculated by applying the achievement of performance criteria to the performance goal. Performance grants will be payable in cash, shares of common stock or a combination of cash and shares of common stock. The Compensation Committee may reduce or eliminate, but not increase the payments except as provided in the performance grant.

Stock Awards

The 2010 Stock Plan authorizes the making of stock awards. The Compensation Committee will establish the number of shares of common stock to be awarded and the terms applicable to each award, including performance restrictions.

Stock Appreciation Rights

The Compensation Committee may grant stock appreciation rights (“SARs”) under the 2010 Stock Plan. Subject to the terms of the award, SARs entitle the participant to receive a distribution in an amount not to exceed the number of shares of common stock subject to the portion of the SAR exercised multiplied by the difference between the market price of a share of common stock on the date of exercise of the SAR and the market price of a share of common stock on the date of grant of the SAR. Such distributions are payable in cash or shares of common stock, or a combination thereof, as determined by the Compensation Committee. SARs may have no more than a 10-year term. Restrictions on replacement SARs, similar to options, also apply.

Dividend Equivalents

The 2010 Stock Plan authorizes grants of dividend equivalents to any participant either in combination with, or separately from, incentive awards. A dividend equivalent permits the participant to receive payments equivalent to the dividends paid on the common stock. Dividend equivalents are payable in cash or shares of common stock, or a combination thereof, as determined by the Compensation Committee.

Change in Control

Upon termination of employment by the employer without cause or by the participant with good reason, within three years of a change in control event, all performance grants are vested and paid out in cash at target value. Stock options and SARs will be cancelled in exchange for a single sum cash payment equal to the excess of the stock price over the option strike price or SAR initial value price. Restricted stock conditions will be deemed met and the stock will be transferred. RSU conditions are also deemed met and will be paid in cash as well as any unpaid dividend equivalents.

Duration, Amendment and Termination

The 2010 Stock Plan will automatically terminate on May 4, 2020. However, the Board may amend, suspend, or terminate the 2010 Stock Plan at any time except that no change may be made to the 2010 Stock Plan that: (i) increases the total number of shares of common stock reserved for issuance under the plan, or reduces the minimum exercise price for options unless such change is authorized by the shareholders of CSX; or (ii) adversely impacts a pending Incentive Award (other than a performance grant) without participant consent. Further, in the event of a change in control, no termination or amendment, or suspension that adversely impacts any pending Incentive Award is permitted without participant consent.

Restrictions on Transfer; Deferral

Except as otherwise permitted by the Compensation Committee and provided in the Incentive Award, Incentive Awards may not be transferred or exercised by another person except by will or by the laws of descent and distribution. Except with respect to options and SARs, the Compensation Committee may permit participants to elect to defer the issuance of common stock or the settlement of awards in cash under the EDCP.

Federal Income Tax Information

The following is a general summary of the current federal income tax treatment of Incentive Awards, which are authorized to be granted under the 2010 Stock Plan, based upon the current provisions of the Code and regulations promulgated thereunder. The rules governing the tax treatment of such awards are technical, so the following discussion of tax consequences is necessarily general in nature and does not purport to be complete. In addition, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, this discussion does not address the tax consequences under applicable state and local law.

Incentive Stock Options. A participant will not recognize income on the grant or exercise of an incentive stock option. However, the difference between the exercise price and the fair market value of the stock on the date of exercise is an adjustment item for purposes of the alternative minimum tax. If a participant does not exercise an incentive stock option within certain specified periods after termination of employment, the participant will recognize ordinary income on the exercise of an incentive stock option in the same manner as on the exercise of a nonqualified stock option, as described below.

The general rule is that gain or loss from the sale or exchange of shares acquired on the exercise of an incentive stock option will be treated as capital gain or loss. If certain holding period requirements are not satisfied, however, the participant generally will recognize ordinary income at the time of the disposition. Gain recognized on the disposition in excess of the ordinary income resulting therefrom will be capital gain, and any loss recognized will be a capital loss.

Nonqualified Stock Options, SARs, RSUs, Performance Grants, Stock Awards, and Dividend Equivalents. A participant generally is not required to recognize income on the grant of a nonqualified stock option, SARs, RSUs, a performance grant, a stock award, or dividend equivalents. Instead, ordinary income generally is required to be recognized on the date the nonqualified stock option or stock appreciation right is exercised, or in the case of RSUs, performance grants, stock awards, and dividend equivalents, upon the issuance of shares and/or the payment of cash pursuant to the terms of the award. In general, the amount of ordinary income required to be recognized: (i) in the case of a nonqualified stock option, is an amount equal to the excess, if any, of the fair market value of the shares on the exercise date over the exercise price; (ii) in the case of SARs, the amount of cash and/or the fair market value of any shares received upon exercise plus the amount of taxes withheld from such amounts; and (iii) in the case of RSUs, performance grants, stock awards, and dividend equivalents, the amount of cash and/or the fair market value of any shares received in respect thereof, plus the amount of taxes withheld from such amounts.

Restricted Stock. Unless a participant who receives an award of restricted stock makes an election under Section 83(b) of the Code (“Section 83(b) Election”) as described below, the participant generally is not required to recognize ordinary income on the award of restricted stock. Instead, on the date the shares vest (i.e., become transferable or no longer subject to forfeiture), the participant will be required to recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares on such date over the amount, if any, paid for such shares. If a participant makes a Section 83(b) Election to recognize ordinary income on the date the shares are awarded, the amount of ordinary income required to be recognized is an amount equal to the excess, if any, of the fair market value of the shares on the date of award over the amount, if any, paid for such shares. In such case, the participant will not be required to recognize additional ordinary income when the shares vest.

Gain or Loss on Sale or Exchange of Shares. In general, gain or loss from the sale or exchange of shares granted or awarded under the 2010 Stock Plan will be treated as capital gain or loss, provided that the shares are held as capital assets at the time of the sale or exchange. However, if certain holding period requirements are not satisfied at the time of a sale or exchange of shares acquired upon exercise of an incentive stock option (a “disqualifying disposition”), a participant generally will be required to recognize ordinary income upon such disposition.

Deductibility by Company. The Company generally is not allowed a deduction in connection with the grant or exercise of an incentive stock option. However, if a participant is required to recognize income as a result of a disqualifying disposition, the Company will be entitled to a deduction equal to the amount of ordinary income so recognized. In general, in the case of a nonqualified stock option (including an incentive stock option that is treated as a nonqualified stock option, as described above), SARs, restricted stock, RSUs, performance grants, stock awards, and dividend equivalents, the Company will be allowed a deduction in an amount equal to the amount of ordinary income recognized by a participant, provided that certain income tax reporting requirements are satisfied.

Parachute Payments. Where payments to certain employees that are contingent on a change in control exceed limits specified in the Code, the employee generally is liable for a 20% excise tax on, and the corporation or other entity making the payment generally is not entitled to any deduction for, a specified portion of such payments. The Compensation Committee has in the past, and may in the future, make awards as to which the vesting thereof is accelerated by a change in control of the Company. Such accelerated vesting would be relevant in determining whether the excise tax and deduction disallowance rules would be triggered with respect to certain Company employees.

Performance-Based Compensation. Subject to certain exceptions, Section 162(m) disallows federal income tax deductions for compensation paid by a publicly-held corporation to certain executives to the extent the amount paid to an executive exceeds $1 million for the taxable year. The 2010 Stock Plan has been designed to allow the Compensation Committee to grant stock options, SARs, and performance grants that qualify under an exception to the deduction limit of Section 162(m) for “performance-based compensation.” The ability to grant stock options, SARs, and performance grants that qualify as “performance-based compensation” for Section 162(m) purposes requires shareholders approval of the 2010 Stock Plan.

Accounting Treatment

Under present accounting rules, the grant of options will result in a charge against CSX’s earnings, based upon the fair market value of the option at the date of the grant, over the vesting period of the option. Stock grants (including performance units such as restricted shares or LTIP shares) result in a charge against CSX earnings based on the grant date price of the awards given. The charge will be recognized over the vesting period of the award, if applicable. The excess, if any, from time to time of the fair market value of the common stock subject to SARs, over the exercise price of the SARs, will result in a charge against CSX’s earnings. The amount of the charge will increase or decrease based on changes in the market value of the common stock and will decrease to the extent SARs are cancelled. CSX has not issued any SARs to date.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THIS PROPOSAL.

Security Ownership of Certain Beneficial Owners, Directors and Executive Officers

The following table sets forth, as of March 5, 2010, the beneficial ownership of the Company’s common stock by each of the executive officers named in the Summary Compensation Table, by Directors and nominees, by each person believed by the Company to beneficially own more than 5 percent of the Company’s common stock, and by all current executive officers and Directors of the Company as a group. Shares of common stock subject to options that are exercisable within 60 days of the Record Date are deemed beneficially owned by the person holding such options and are treated as outstanding for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage of any other person. The business address of each of the Company’s Directors and executive officers is CSX Corporation, 500 Water Street, Jacksonville, FL 32202.

Amount and Nature of Beneficial Ownership

Name of Beneficial Owner [1]	Shares Beneficially Owned	Shares for which Beneficial Ownership can be Acquired within 60 Days[2]	Total Beneficial Ownership	Percent of Class[3]
Donna M. Alvarado	21,712	—	21,712	*
Alexandre Behring[4]	17,245,223	—	17,245,223	4.43%
Sen. John B. Breaux	34,945	—	34,945	*
Steven T. Halverson	21,903	—	21,903	*
Edward J. Kelly, III	47,775	—	47,775	*
Gilbert H. Lamphere	54,444	—	54,444	*
John D. McPherson	10,749	—	10,749	*
Timothy T. O’Toole	12,094	—	12,094	*
David M. Ratcliffe	50,118	—	50,118	*
Donald J. Shepard	59,345	—	59,345	*

Michael J. Ward	372,604	473,332	845,936	*
David A. Brown	42,975	—	42,975	*
Ellen M. Fitzsimmons	216,479	93,332	309,811	*
Clarence W. Gooden[5]	313,988	—	313,988	*
Oscar Munoz	256,393	100,000	356,393	*

Executive officers as a group (a total of 17 including those named above and all Directors and nominees)	18,852,036	678,330	19,530,366	5.02%

3G Capital Partners Ltd.[4,6] 600 Third Avenue 37th Floor New York, New York 10016	17,232,854	—	17,232,854	4.43%

Capital Research Global Investors[7] 333 South Hope Street Los Angeles, CA 90071	41,077,203	—	41,077,203	10.5%

FMR LLC[8] 82 Devonshire Street, Boston, Massachusetts 02109	32,558,915	—	32,558,915	8.29%

1	–	Except as otherwise noted, the persons listed have sole voting power as to all shares reported, including shares held in trust under certain deferred compensation plans, and also have investment power except with respect to certain shares held in trust under deferred compensation plans, investment of which is governed by the terms of the trust.

2	–	Represents shares underlying options exercisable within 60 days.

3	–	Based on 389,135,130 shares outstanding on March 5, 2010, plus shares deemed outstanding for which beneficial ownership can be acquired within 60 days by that individual or group. An asterisk (*) indicates that ownership is less than 1% of class.

4	–	3G Capital Partners Ltd. (“3G Capital Ltd.”) is the general partner of 3G Capital Partners, L.P. (“3G Capital L.P.”), which is the sole member of 3G Fund Partners, Ltd. (“3G Fund Ltd.”), which is the general partner of 3G Fund L.P (“3G Fund,” and, together with 3G Capital Ltd., 3G Capital L.P. and 3G Fund Ltd., “3G Capital”). Mr. Behring is the Managing Director of 3G Capital Ltd. and is therefore in a position to determine the investment and voting decisions made by 3G Fund. Mr. Behring disclaims beneficial ownership of any and all securities held by 3G Fund except to the extent of his pecuniary interest therein.

5	–	The ownership of Mr. Gooden includes 54,758 shares held in a family member’s trust over which he has voting and investment power.

6	–	As disclosed in its Schedule 13D/A filed on December 1, 2008. 3G Capital Ltd. Owns 17,232,854 shares. Percentage shown is based on the number of shares outstanding as of March 5, 2010.

7	–	As disclosed in its Schedule 13G/A filed on February 11, 2010, Capital Research Global Investors disclaims beneficial ownership pursuant to Rule 13d-4.

8	–	As disclosed in its Schedule 13G filed on February 16, 2010.

Equity Compensation Plan Information

The following table sets forth information about the Company’s equity compensation plans as of December 25, 2009.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (in thousands)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (in thousands)[1],[2]
Equity compensation plans approved by security holders	5,395	$17.60	10,952
Equity compensation plans not approved by security holders	—	—	—

Total	5,395	—	10,952

1	-

The number of shares remaining available for future issuance under plans approved by shareholders includes 799,757 shares available for stock option grants, payment of Director compensation and stock grants pursuant to the Director Plan; and 10,151,954 shares available for grant in the form of stock options, performance grants, restricted stock, SARs and stock awards pursuant to the Omnibus Plan.

2	-

The 1990 Stock Award Plan (“1990 Plan”) is the only CSX equity compensation plan that has not been approved by shareholders. The 1990 Plan became effective September 12, 1990. Its purpose is to further the long-term stability and financial success of CSX by rewarding selected meritorious employees with awards of Company stock. Each stock award and stock option grant under the 1990 Plan must be approved or ratified by the Board.

Section 16(a) Beneficial Ownership Reporting Compliance

The Securities Exchange Act of 1934 requires the Company’s executive officers and Directors, and any certain persons owning more than 10% of a class of the Company’s stock, to file certain reports of ownership and changes in ownership with the SEC. Based solely on its review of the copies of Forms 3, 4 and 5 received by it, the Company believes that the Company’s executive officers and Directors complied with the SEC’s reporting requirements with respect to transactions which occurred during fiscal 2009 with the following exception. Mr. O’Toole filed an untimely Form 4 reporting receipt of his annual stock retainer.

“Householding” of Proxy Materials

In December 2000, the SEC adopted new rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for security holders and cost savings for companies.

As in the past few years, a number of brokers with accountholders who are CSX shareholders will be “householding” our proxy materials. As indicated in the notice previously provided by these brokers to CSX shareholders, a single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from an affected shareholder. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker or write us at CSX Corporation, Office of the Corporate Secretary, 500 Water Street, C160, Jacksonville, FL 32202.

Shareholders who currently receive multiple copies of this Proxy Statement at their address and would like to request “householding” of their communications should contact their broker.

Notice of Electronic Availability of Proxy Materials

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholders Meeting to be Held on May 5, 2010. The Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

As permitted by rules adopted by the SEC, we are making our proxy materials available to our shareholders electronically via the Internet. We have mailed many of our shareholders a notice containing instructions on how to access this Proxy Statement and our Annual Report and vote online. If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the notice instructs you on how to access and review all of the important information contained in the Proxy Statement and annual report. The notice also instructs you on how you may submit your voting instructions over the Internet. If you received a notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the notice.

Annual Report on Form 10-K

Our 2009 Annual Report on Form 10-K (without exhibits) is available on www.csx.com or the report (with exhibits) is available at the website maintained by the SEC (www.sec.gov). The information on our website is not part of this proxy statement. You may submit a request for a printed version of the Annual Report in one of the following manners:

•	Send your request by mail to CSX Corporation, Investor Relations, 500 Water Street, Jacksonville, Florida 32202; or

•	Call CSX Investor Relations at (904) 366-5353.

March 24, 2010

By Order of the Board of Directors

Ellen M. Fitzsimmons
Senior Vice President-Law and Public Affairs and Corporate Secretary

APPENDIX A

2010 CSX Stock and Incentive Award Plan

Effective May 5, 2010

1.

Purpose. The primary purpose of the CSX Stock and Incentive Award Plan (the “Plan”) is to further the long term stability and financial success of CSX, its Subsidiaries, and Affiliates by providing a program to reward selected employees with Company Stock and Incentive Awards. The CSX Board believes that such awards incentivize employees to remain with CSX, encourage superior quality work and further align the interests of CSX employees, Directors and shareholders. The Plan also provides a source of shares of Company Stock that may be used to compensate individuals serving on the CSX Board.

2.	Definitions. As used in the Plan, the following terms have the indicated meanings:

(a)	“Affiliate” means a corporation, partnership or entity other than a Subsidiary in which CSX or a Subsidiary directly or indirectly owns an interest.

(b)

“Applicable Withholding Taxes” means the aggregate minimum amount of federal, state, local and foreign income, payroll and other taxes that an Employer is required to withhold in connection with any Incentive Award.

(c)	“Board” means the Board of Directors of CSX Corporation.

(d)

“Cause” means: (i) an act of personal dishonesty by a Participant resulting in substantial personal enrichment of the Participant at the expense of CSX, a Subsidiary or Affiliate; (ii) a violation of a Participant’s management responsibilities which is demonstrably willful and deliberate on the Participant’s part and which is not remedied in a reasonable period of time after receipt of written notice from the Employer; (iii) the conviction of the Participant of, or a plea of guilty or nolo contendre to, a felony involving moral turpitude; (iv) a significant act involving moral turpitude that adversely affects the reputation or business of CSX, a Subsidiary or Affiliate; or (v) a violation of CSX’s code of ethics.

(e)	“Change in Control” means the occurrence of any of the following:

(i)

Stock Acquisition. The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20 percent or more of either (A) the then outstanding shares of common stock of CSX (the “Outstanding Company Common Stock”), or (B) the combined voting power of the then outstanding voting securities of CSX entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a change in control: (A) any acquisition directly from CSX; (B) any acquisition by CSX; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by CSX or any corporation controlled by CSX; or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section 2(e); or

(ii)	Board Composition. Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board;

provided, however, that any individual becoming a Director after such date whose election or nomination for election by CSX’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individuals whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)

Business Combination. An actual change in ownership of Outstanding Company Common Stock, Outstanding Company Voting Securities, and/or assets of CSX or CSX Transportation, Inc. by reason of a reorganization, merger, consolidation, or sale or other disposition of all or substantially all of the assets of CSX or CSX Transportation, Inc. that is not subject, as a matter of law or contract, to approval by the Surface Transportation Board or any successor agency or regulatory body having jurisdiction over such transactions (the “STB”) (a “Business Combination”), in each case, unless, following such Business Combination:

(A)

all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50 percent of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns CSX or CSX Transportation, Inc. or all or substantially all of the assets of CSX or CSX Transportation, Inc. either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be;

(B)

no Person (excluding a corporation resulting from such Business Combination or an employee benefit plan (or related trust) of CSX or the corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20 percent or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; and

(C)

at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board providing for such Business Combination; or

(iv)

Regulated Business Combination. An actual change in ownership of Outstanding Company Common Stock, Outstanding Company Voting Securities, and/or assets of CSX or CSX Transportation, Inc. by reason of a Business Combination that is subject, as a matter of law or contract, to approval by the STB (a “Regulated Business Combination”) unless such Business Combination complies with clauses (A), (B) and (C) of subsection (iii) of this Section 2(e); or

(v)	Liquidation or Dissolution. Approval by the shareholders of CSX of a complete liquidation or dissolution of CSX or CSX Transportation, Inc.

(f)	“Code” means the Internal Revenue Code of 1986, as amended.

(g)

“Committee” means the Compensation Committee of the Board or its successor, provided that, if any member of the Compensation Committee does not qualify as both an outside director for purposes of Code Section 162(m) and a non-employee director for purposes of Rule 16b-3, the remaining members of the Compensation Committee (but not less than two members) shall constitute a subcommittee of the Compensation Committee to act as the Committee under the Plan. With respect to Stock Awards to be granted to Directors, the term “Committee” means the Governance Committee of the Board.

(h)

“Company Stock” means common stock, $1.00 par value, of CSX. In the event of a change in the capital structure of CSX affecting the common stock (as provided in Section 18), the shares resulting from such a change in the common stock shall be deemed to be Company Stock within the meaning of the Plan.

(i)	“Covered Employee” means a Participant who the Committee determines is or may become a covered employee within the meaning of Code Section 162(m) during the performance period for a Performance Grant.

(j)	“CSX” means CSX Corporation.

(k)	“Date of Grant” means the date on which the Committee grants an Incentive Award.

(l)	“Director” means a member of the Board.

(m)	“Dividend Equivalent” means a right awarded under Section 11.

(n)

“Divisive Transaction” means a transaction other than a Change in Control in which the Participant’s Employer (other than CSX) ceases to be a Subsidiary, or Affiliate or a sale of substantially all of the assets of a Subsidiary or Affiliate.

(o)	“Employer” means CSX and each Subsidiary or Affiliate that employs one or more Participants.

(p)	“Fair Market Value or FMV” means the closing price of a share of a publicly traded security on any recognized exchange on the date of reference.

(q)

“Good Reason,” as to any Participant, means (i) a material reduction in the Participant’s compensation or employment related benefits (other than across-the-board reductions that affect management employees generally); (ii) a material diminution of the Participant’s status, title(s), office(s), working conditions, or management responsibilities (other than changes in reporting or management responsibilities required by applicable federal or state law); or (iii) a change in the location of Participant’s place of employment of more than 30 miles without the Participant’s consent. A Participant’s resignation shall not be with Good Reason unless the Participant gives the Employer written notice of the purported existence of Good Reason and the Employer fails to cure or remedy the condition within thirty (30) days after the Participant’s notice.

(r)	“Incentive Award” means, a Stock Award, Performance Grant or the award of Restricted Stock, an Option, a Restricted Stock Unit, a Stock Appreciation Right, or a Dividend Equivalent under the Plan.

(s)	“Incentive Stock Option” means an Option that qualifies for favorable federal income tax treatment under Code Section 422.

(t)

“Initial Value” means the amount prescribed by the Committee for purposes of determining the amount payable upon the exercise of a Stock Appreciation Right. The Initial Value cannot be less than 100% of the FMV of the underlying Company Stock on the Date of Grant. If the Committee does not prescribe an Initial Value for a Stock Appreciation Right, the Initial Value shall be 100% of the FMV of the underlying Company Stock on the Date of Grant of the Stock Appreciation Right.

(u)	“Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.

(v)	“Option” means a right to purchase Company Stock granted under the Plan, at a price determined in accordance with the Plan.

(w)	“Participant” means any employee of CSX, a Subsidiary or an Affiliate or a Director who receives an Incentive Award under the Plan.

(x)	“Performance Criteria” means any of the following performance measures of CSX, a Subsidiary or Affiliate:

Return on invested capital (ROIC); free cash flow; value added (ROIC less cost of capital multiplied by capital); total shareholder return; economic value added (net operating profit after tax less cost of capital); operating ratio (including or excluding nonrecurring items); cost reduction (or limits on cost increases); debt to capitalization; debt to equity; earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share (including or excluding nonrecurring items); earnings per share before extraordinary items; income from operations (including or excluding nonrecurring items); income from operations compared to capital spending; net income (including or excluding nonrecurring items, extraordinary items and/or the accumulative effect of accounting changes); net sales; price per share of Company Stock; return on assets; return on capital employed; return on equity; return on investment; return on sales; and sales volume.

Any Performance Criteria may be used to measure the performance of CSX as a whole or any Subsidiary, Affiliate or business unit of CSX. As determined by the Committee, Performance Criteria shall be derived from the financial statements of CSX, a Subsidiary or Affiliate prepared in accordance with generally accepted accounting principles applied on a consistent basis, or, for Performance Criteria that cannot be so derived, under a methodology established by the Committee prior to the issuance of a Performance Grant that is consistently applied.

(y)	“Performance Goal” means an objectively determinable performance goal established by the Committee with respect to a given Performance Grant that relates to one or more Performance Criteria.

(z)	“Performance Grant” means a type of Incentive Award payable in Company Stock, cash, or a combination of Company Stock and cash that is made pursuant to Section 8.

(aa)	“Restricted Stock” means Company Stock awarded under Section 6.

(bb)	“Restricted Stock Unit” means a right granted to a Participant to receive Company Stock or cash awarded under Section 7.

(cc)

“Rule 16b-3” means Rule 16b-3 of the Securities and Exchange Commission promulgated under the Exchange Act. A reference in the Plan to Rule 16b-3 shall include a reference to any corresponding rule (or number redesignation) of any amendments to Rule 16b-3 enacted after the effective date of the Plan’s adoption.

(dd)	“Stock Appreciation Right” means a right to receive amounts awarded under Section 10.

(ee)	“Stock Award” means an award granted under Section 9.

(ff)

“Subsidiary” means any corporation in which CSX owns stock possessing more than 50 percent of the combined voting power of all classes of stock or which is in a chain of corporations with CSX in which stock possessing more than 50 percent of the combined voting power of all classes of stock is owned by one or more other corporations in the chain.

(gg)

“Substitute Award” means an award granted in connection with a Change in Control that replaces an Incentive Award and that the Committee determines: (i) has comparable value to the Incentive Award on the date of replacement; (ii) has comparable terms, conditions, goals and criteria as the Incentive Award; and (iii) comparable liquidity.

(hh)	“Target Payout Level” means the payout level defined as “target” under the terms of the Incentive Award.

3.	Stock.

(a)

Subject to Section 18 of the Plan, there shall be reserved for issuance under the Plan an aggregate of 14 million (14,000,000) shares of Company Stock, which shall be authorized, but unissued shares. To the extent that a Stock Appreciation Right is settled in shares of Company Stock, the Plan’s share authorization shall be reduced by the number of share-settled Stock Appreciation Rights that were exercised (rather than the number of shares issued in settlement of the Stock Appreciation Right). Shares allocable to Incentive Awards granted under the Plan that expire, are forfeited, otherwise terminate unexercised, or are settled in cash may again be awarded as an Incentive Award under the Plan. For purposes of determining the number of shares that are available for Incentive Awards under the Plan, the number shall include the number of shares surrendered by a Participant (actually or by attestation) or retained by CSX in payment of Applicable Withholding Taxes. Shares of Company Stock may be issued under the Plan and Incentive Awards may be granted under the Plan in settlement, substitution or assumption of stock options, stock appreciation rights, stock awards, performance shares, phantom stock or similar equity or equity-based awards (or the right to receive such awards in the future) in connection with the acquisition of an entity by an Employer. Any shares of Company Stock issued or issuable under such Incentive Awards will not reduce the number of shares of Company Stock authorized for issuance under the Plan.

(b)

No more than 1,200,000 shares may be granted as Incentive Awards (other than Options and Stock Appreciation Rights), or paid thereunder to an individual Participant during any 36-month period. No Participant may be granted Options and Stock Appreciation Rights in any calendar year exceeding 1,000,000 shares. Related Options and Stock Appreciation Rights shall be treated as a single Incentive Award for purposes of the preceding sentence.

4.	Eligibility.

(a)

All employees of CSX, a Subsidiary, or Affiliate, shall be eligible to receive Incentive Awards under the Plan. Directors shall be eligible to receive Company Stock under the Plan as compensation for service on the Board and its committees. The Committee shall have the power and complete discretion to select eligible employees and Directors to receive Incentive Awards.

(b)

The grant of an Incentive Award shall not obligate an Employer to pay an employee or Director any particular amount of remuneration, to continue the employment of the employee or the service of the Director after the grant or to make further grants to the employee or Director at any time thereafter.

5.	Stock Options.

(a)

The Committee may grant Options to eligible employees. The Committee shall determine the number of shares for which Options are granted, the per share Option exercise price, whether the Options are Incentive Stock Options or Nonqualified Stock Options, and any other terms and conditions to which the Options are subject.

(b)

The exercise price of shares of Company Stock covered by an Option shall be at least 100 percent of its FMV on the Date of Grant. Except as provided in Section 18, the exercise price of an Option may not be decreased after the Date of Grant. Except as provided in Section 18, a Participant may not surrender an Option in consideration for cash, another Incentive Award, or the grant of a new Option with a lower exercise price. If a Participant’s Option is cancelled before its expiration date, the Participant may not receive another Option within 6 months of the cancellation unless the exercise price of such Option is no less than the exercise price of the cancelled Option.

(c)

An Option shall not be exercisable more than 10 years after the Date of Grant. The aggregate FMV, determined at the Date of Grant, of shares of Company Stock for which Incentive Stock Options first become exercisable by a Participant during any calendar year shall not exceed $100,000.

6.	Restricted Stock.

(a)

The Committee may grant Restricted Stock to eligible employees. The Committee shall establish as to each award of Restricted Stock the terms and conditions to which the Restricted Stock is subject, including the period of time before restrictions lapse and the Participant owns the Company Stock (the “Restriction Period”).

(b)

The minimum Restriction Period applicable to any award of Restricted Stock that is not subject to performance standards restricting transfer shall be three years from the Date of Grant. The minimum Restriction Period applicable to any award of Restricted Stock that is subject to performance standards shall be one year from the Date of Grant.

(c)	Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered or disposed of until the restrictions have lapsed or been removed.

7.	Restricted Stock Units.

(a)

The Committee may grant Restricted Stock Units to eligible employees. The Committee shall establish as to each award of Restricted Stock Units the terms and conditions to which the Restricted Stock Units are subject. Upon lapse of the restrictions, a Restricted Stock

Unit shall entitle the Participant to receive from CSX a share of Company Stock or a cash amount equal to the FMV of the Company Stock on the date that the restrictions lapse.

(b)

The minimum Restriction Period applicable to any award of Restricted Stock Units that is not subject to performance standards restricting transfer shall be three years from the Date of Grant. The minimum Restriction Period applicable to any award of Restricted Stock Units that is subject to performance standards shall be one year from the Date of Grant.

8.	Performance Grants.

(a)

The Committee may make Performance Grants to eligible employees. Each Performance Grant shall contain the Performance Goals for the award, including the Performance Criteria, the target and maximum amounts payable and the other terms and conditions of the Performance Grant. As to each Covered Employee, each Performance Grant shall be granted and administered to comply with the requirements of Code Section 162(m).

(b)

The Committee shall establish the Performance Goals for Performance Grants. The Committee shall determine the extent to which any Performance Criteria shall be used and weighted in determining Performance Grants. The Committee may increase, but not decrease, Performance Goals during a performance period for a Covered Employee. The Performance Goals for any Performance Grant for a Covered Employee shall be established no later than 90 days after the start of the period for which the Performance Grant relates and shall be made prior to the completion of 25 percent of such period.

(c)

The Committee shall establish for each Performance Grant the amount of Company Stock or cash payable at specified levels of performance, based on the Performance Goal for each Performance Criteria. The Committee shall make all determinations regarding the achievement of any Performance Goal. The Committee may not increase the amount of cash or Common Stock that would otherwise be payable upon achievement of the Performance Goal or Goals but may reduce or eliminate the payments except as provided in a Performance Grant.

(d)

The actual payments to a Participant under a Performance Grant will be calculated by applying the achievement of Performance Criteria to the Performance Goal. The Committee shall make all calculations of actual payments and shall certify in writing the extent, if any, to which the Performance Goals have been met.

9.

Stock Awards. The Committee may make Stock Awards to eligible employees and Directors. The Committee shall establish the number of shares of Common Stock to be awarded and the terms and conditions applicable to each Stock Award. The Committee will make all determinations regarding the achievement of any performance restriction on a Stock Award. The Common Stock under a Stock Award shall be issued by CSX upon the satisfaction of the terms and conditions of a Stock Award.

10.

Stock Appreciation Rights. The Committee may grant Stock Appreciation Rights to eligible employees. The Committee shall establish as to each Stock Appreciation Right the terms and conditions to which the Stock Appreciation Right are subject. The following provisions apply to all Stock Appreciation Rights:

(a)

A Stock Appreciation Right shall entitle the Participant, upon its exercise, to receive in exchange for each share of Company Stock represented by the exercise of the Stock Appreciation Right, an amount equal to the excess of (x) the FMV of the underlying Company Stock on the date of exercise over (y) the Initial Value of the Stock Appreciation Right.

(b)

A Stock Appreciation Right may not be exercised more than 10 years after the Date of Grant. A Stock Appreciation Right may only be exercised at a time when the FMV of the Company Stock covered by the Stock Appreciation Right exceeds its FMV on the Date of Grant. The amount payable upon the exercise of a Stock Appreciation Right may be paid in Company Stock, cash, or a combination of Company Stock or cash as determined by the Committee either at the time of grant or the time of exercise of the Stock Appreciation Right.

(c)

Except as provided in Section 18, the Initial Value of a Stock Appreciation Right may not be decreased after the Date of Grant. Except as provided in Section 18, a Participant may not surrender a Stock Appreciation Right in consideration for the grant of cash, another Incentive Award, or a new Stock Appreciation Right with a lower Initial Value. If a Participant’s Stock Appreciation Right is cancelled before its termination date, the Participant may not receive another Stock Appreciation Right within 6 months of the cancellation unless the Initial Value of such Stock Appreciation Right is no less than the Initial Value of the cancelled Stock Appreciation Right.

11.

Dividend Equivalents. The Committee may grant Dividend Equivalents to any Participant. The Committee shall establish the terms and conditions to which Dividend Equivalents are subject. Dividend Equivalents may be granted in connection with other Incentive Awards or separately. Under a Dividend Equivalent, a Participant shall be entitled to receive, currently or in the future, payments equivalent to the amount of dividends paid by CSX to holders of Company Stock with respect to the number of Dividend Equivalents held by the Participant; provided, however, that if Dividend Equivalents are granted with another Incentive Award that becomes exercisable or vested or is earned only upon satisfaction of performance restrictions, any amount payable under the Dividend Equivalents shall be paid only when, and to the extent that, the performance restrictions of the related Incentive Award are satisfied (but in no event later than March 15 of the year following the year in which the performance restrictions are satisfied). The Committee may decide to pay a Dividend Equivalent in Company Stock, cash, or a combination thereof at the time a Dividend Equivalent is granted or payable.

12.

Method of Exercise of Options. Options may be exercised by the Participant (or his guardian or personal representative) under procedures established by CSX. Options may be exercised by: (i) paying cash; (ii) executing a “cashless” exercise; or (iii) executing a “cashless” exercise and “hold” transaction.

13.

Tax Withholding. Whenever payment under an Incentive Award is made in cash, the Employer will withhold an amount sufficient to satisfy any Applicable Withholding Taxes. If an Incentive Award is payable in Company Stock, the Employer shall withhold the number of shares of Company Stock (valued at their FMV), necessary to pay the Applicable Withholding Taxes.

14.

Transferability of Incentive Awards. Incentive Awards other than Incentive Stock Options shall not be transferable by a Participant or exercisable by a person other than the Participant, except as expressly provided in the Incentive Award. Incentive Stock Options, by their terms, shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable, during the Participant’s lifetime, only by the Participant or authorized representative.

15.

Deferral Elections. No deferrals may be made under the Plan. The Committee may permit Participants to elect to defer, under the CSX Executives’ Deferred Compensation Plan or any successor plan, any gains realized or the issuance or right to Company Stock relating to Incentive Awards, other than Options or Stock Appreciation Rights.

16.	Effective Date of the Plan. The effective date of the Plan is May 5, 2010.

17.	Amendments and Termination.

(a)

Plan amendments: The Board or Compensation Committee may amend the Plan as it deems advisable, provided however, that no amendment shall be adopted that (i) increases the total number of shares of Company Stock reserved for issuance (except pursuant to Section 18), or (ii) amends the Plan provisions relating to the minimum exercise price for Options or the minimum Initial Value for Stock Appreciation Rights. However, with respect to outstanding Incentive Awards other than Performance Grants, the Plan may not be amended in a manner that adversely affects such awards without Participant consent.

(b)

Incentive Award Amendments: The Committee may also amend as it deems advisable the terms of a Performance Grant, except as provided under Section 20(e) “Change in Control”. However, with respect to Incentive Awards other than Performance Grants, the Committee may not amend the terms of such awards in a manner that adversely impacts such awards without Participant consent, except as required under Sections 18, 19(f), and 20(a).

(c)

Termination: This Plan shall terminate at the close of business on May 4, 2020, and no Incentive Stock Option may be granted under this Plan after February 9, 2020. Additionally, the Board, at its sole discretion, may terminate the Plan at any other time, except (i) as prohibited under Section 20(e) “Change in Control, and (ii) with respect to outstanding Incentive Awards other than Performance Grants, the Committee may not terminate the Plan in a manner that adversely impacts such awards without the affected Participant’s consent.

18.	Change in Capital Structure.

(a)

The Compensation Committee shall make commensurate adjustments to the Plan and to outstanding Incentive Awards to reflect any stock dividend, stock split or combination of shares, share exchange, recapitalization or merger or other change in CSX capital stock (including, but not limited to, the creation or issuance to shareholders generally of rights, options or warrants for the purchase of common stock or preferred stock of CSX). The Compensation Committee’s determination of the number and kind of shares of stock or securities to be subject to the Plan and to Incentive Awards then outstanding or to be granted, the maximum number of shares or securities which may be delivered under the Plan under Sections 3(a) or 3(b), the Option exercise price, the Initial Value, the terms of outstanding Incentive Awards and other relevant provisions after any such transaction shall be binding on all persons. If the adjustment would produce a fractional share with respect to any unexercised Option, the fractional share shall be disregarded.

(b)

Notwithstanding anything in the Plan to the contrary, the Committee may take the foregoing actions without the consent of any Participant, and the Committee’s determination shall be conclusive and binding on all persons for all purposes.

19.	Administration of the Plan.

(a)

The Committee shall administer the Plan. The Committee shall have authority to determine the nature of, and impose any term, limitation or condition upon an Incentive Award that the Committee deems appropriate to achieve the objectives of the Incentive Award. The Committee may adopt rules and regulations for carrying out the Plan with respect to Participants. The interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive as to any Participant.

(b)

The Committee shall have the power and complete discretion to delegate to any individual, or to any group of individuals employed by CSX or a Subsidiary, the authority to grant Incentive Awards under the Plan to any employee of CSX, a Subsidiary or Affiliate, who is not considered an officer of CSX under Securities Exchange Act Rule 16a-1. No Incentive Award granted under this authority may exceed $500,000 in value on the Date of Grant.

(c)	If the Participant’s Employer is involved in a Divisive Transaction, the Committee may take such actions with respect to outstanding Incentive Awards as the Committee deems appropriate.

(d)

If a Participant or former Participant (1) becomes associated with, recruits or solicits customers or other employees of CSX, a Subsidiary or Affiliate, is employed by, renders services to, or owns any interest in (other than any nonsubstantial interest, as determined by the Committee) any business that is in competition with CSX, its Subsidiaries or Affiliates, (2) has his employment terminated by his Employer on account of actions by the Participant which are detrimental to the interests of CSX, a Subsidiary or Affiliate, or (3) engages in conduct which the Committee determines to be detrimental to the interests of CSX, a Subsidiary or Affiliate, the Committee may, in its sole discretion, cancel all outstanding Incentive Awards, including immediately terminating any Options held by the Participant, regardless of whether then exercisable.

(e)

In the event of the death of a Participant: (i) any outstanding Incentive Award that is otherwise exercisable may be exercised by the administrator or executor, as applicable, of the Participant’s estate; and (ii) any amount payable under an outstanding Incentive Award shall be paid to the Participant’s estate.

(f)

The Committee shall administer the Plan and prescribe the terms and conditions of Incentive Awards so that Options and Stock Appreciation Rights shall be exempt from Code Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(4) or (5) and so that all other Incentive Awards shall be exempt from Code Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(4). If an Incentive Award is subject to Code Section 409A notwithstanding the preceding sentence, the Committee, without the consent of any Participant, may take any action that the Committee determines is necessary or appropriate so that such Incentive Award shall be exempt from, or in compliance with, the requirements of Code Section 409A.

20.	Change in Control. The following shall apply in the event of a Change in Control.

(a)

Continuation of Incentive Awards: Effective as of a Change in Control, each outstanding Incentive Award must be continued in accordance with its terms and conditions in effect on the date of the Change in Control, except for adjustments in its terms and conditions as are required to equitably reflect the change in capital structure resulting from the Change in Control. If Company Stock is no longer publicly traded on a recognized exchange, Incentive Awards outstanding at the time of the Change in Control must be replaced with a Substitute Award as soon as practicable.

(b)

Termination of Employment After Change in Control: Each Incentive Award or Substitute Award held by a Participant (A) who resigns within three months after an event constituting Good Reason or (B) whose employment is terminated without Cause by the Company, a Subsidiary or an Affiliate, in either case after a Change in Control and on or before the third anniversary of the Change in Control, is subject to the following:

(i)	If the Incentive Award or Substitute Award is an Option or Stock Appreciation Right, the Incentive Award or Substitute Award shall be cancelled on the date the

Participant’s employment terminates in exchange for a single sum cash payment. The payment shall equal the FMV of Company Stock or other security subject to the Option or Stock Appreciation Right, on the date the Participant’s employment terminates, in excess of the option price or the Initial Value, as applicable, multiplied by the number of shares of Company Stock or other security subject to the Option or Stock Appreciation Right on the date of the termination of employment.

(ii)

If the Incentive Award or Substitute Award is Restricted Stock, all terms and conditions on the Restricted Stock shall be deemed satisfied on the date the Participant’s employment terminates and the Restricted Stock shall be fully vested and immediately transferable.

(iii)

If the Incentive Award or Substitute Award is a Performance Grant or Stock Award, the Incentive Award or Substitute Award shall be considered earned at the Target Payout Level and shall be cancelled on the date the Participant’s employment terminates in exchange for a single sum cash payment. The payment shall equal the FMV of Company Stock or other security subject to the Performance Grant or Stock Award multiplied by the number of shares of Company Stock or other security subject to the Performance Grant or Stock Award at the Target Payout Level.

(iv)

If the Incentive Award or Substitute Award is Restricted Stock Units, all terms and conditions on the Restricted Stock Units shall be considered satisfied on the date the Participant’s employment terminates and shall be cancelled on such date in exchange for a single sum cash payment. The payment shall equal the FMV of Company Stock or other security subject to the award, multiplied by the number of Restricted Stock Units subject to the award on the date the Participant’s employment terminates.

(v)

If the Incentive Award or Substitute Award is Dividend Equivalents, all terms and conditions of the Dividend Equivalents shall be considered satisfied on the date the Participant’s employment terminates and shall be cancelled on such date in exchange for a single sum cash payment. The payment shall equal the balance, if any, that has been credited but not yet paid with respect to the Dividend Equivalents.

(c)

Termination of Employment before a Change in Control in Certain Circumstances: Each Incentive Award of a Participant (A) who resigns within three months after an event constituting Good Reason or (B) whose employment is terminated without Cause by the Company, a Subsidiary or an Affiliate, in either case upon or after shareholder approval of a Business Combination or Regulated Business Combination and prior to the applicable Change in Control is subject to the following upon the consummation of such Change in Control:

(i)

all Options and Stock Appreciation Rights shall be cancelled, on the date of the event described in Section 2(e)(iii) or 2(e)(iv), as applicable, in exchange for a single sum cash payment. The payment shall equal the FMV of Company Stock on such date in excess of the option price or the Initial Value, as applicable, multiplied by the number of shares of Company Stock subject to the Option or Stock Appreciation Right on the date of the Change in Control.

(ii)

all terms and conditions of Restricted Stock and Restricted Stock Units shall be considered satisfied upon the date of the event described in Section 2(e)(iii) or 2(e)(iv), as applicable (and the Restricted Stock shall be entirely vested and transferable and the amount payable for the Restricted Stock Units shall be immediately payable as of such date).

(iii)

all Performance Grants, Stock Awards and Dividend Equivalents shall be considered earned at Target Payout Level and immediately payable in cash upon the date of the event described in Section 2(e)(iii) or 2(e)(iv), as applicable.

(d)

Additional Participant Rights: If Section 20(a) is not satisfied, then the following shall occur: (i) with respect to Performance Grants, Stock Awards, Restricted Stock, Restricted Stock Units or Dividend Equivalents, the Participant shall be entitled to receive the value of the Incentive Award, based upon FMV of the Company Stock and at the Target Payout Level, where applicable, determined on the date of the Change in Control and paid as soon as practicable thereafter; and (ii) with respect to Options or Stock Appreciation Rights, the Participant shall be entitled to receive an amount equal to the FMV of the shares covered by the Option or Stock Appreciation Right on the date of the Change in Control in excess of the Option price or Initial Value, as applicable, multiplied by the number of shares covered by the Option or Stock Appreciation Right and paid as soon as practicable thereafter.

(e)

Amendments and Termination: On and after a Change in Control, the Committee may not amend or terminate the Plan or the terms of any Performance Grant in a manner that adversely impacts such Performance Grant without the affected Participant’s consent except as required or provided under Sections 18, 19(f), and 20 (a) above.

21.	Interpretation. The terms of this Plan shall be governed by the laws of the State of Florida without regard to its conflict of laws rules.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

500 WATER STREET JACKSONVILLE, FL 32202
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M22721-P88857	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CSX CORPORATION

The Board of Directors recommends you vote FOR the following proposals:
1.	Election of Directors		For	Against	Abstain				For	Against	Abstain
Nominees:
	a. D. M. Alvarado		☐	☐	☐		g. J. D. McPherson		☐	☐	☐
	b. A. Behring		☐	☐	☐		h. T. T. O’Toole		☐	☐	☐
	c. Sen. J. B. Breaux		☐	☐	☐		i. D. M. Ratcliffe		☐	☐	☐
	d. S. T. Halverson		☐	☐	☐		j. D. J. Shepard		☐	☐	☐
	f. E. J. Kelly, III		☐	☐	☐		k. M. J. Ward		☐	☐	☐
	g. G. H. Lamphere		☐	☐	☐	2.	The ratification of the appointment of Ernst & Young LLP as the Independent Registered Public Accounting Firm for 2010; and		☐	☐	☐
						3.	The approval of the 2010 CSX Stock and Incentive Award Plan.		☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐
Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

Please sign below exactly as the name appears above. If a partnership, please sign in partnership name by authorized person. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by an authorized corporate officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owner)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M22722-P88857

CSX CORPORATION

This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting on May 5, 2010

The undersigned hereby appoints MICHAEL J. WARD, ELLEN M. FITZSIMMONS, and NATHAN D. GOLDMAN, and each of them, as proxies, each with full power of substitution, to act and vote the shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 5, 2010, at 10:00 a.m. (EDT), at The Rittenhouse Hotel, 210 West Rittenhouse Square, Philadelphia, Pennsylvania 19103-5726, and at all adjournments or postponements thereof, and authorizes them to represent and to vote all stock of the undersigned on the proposals listed on the reverse side of this card as directed and, in their discretion, upon such other matters as may properly come before the meeting, all as more fully described in the Proxy Statement. If no direction is made, the proxy will be voted: (a) “FOR” the election of the director nominees, (b) in accordance with the recommendations of the Board of Directors on the other matters referred to on the reverse side, and (c) according to the discretion of the proxy holder on any other matter that may properly come before the Annual Meeting or any and all adjournments or postponements thereof.

Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card. If you vote your proxy via the Internet or by telephone, please DO NOT mail back this proxy card. Proxies submitted by telephone or the Internet must be received by 11:59 P.M. Eastern Time on Tuesday, May 4, 2010.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side